Exhibit 2.1

EQUITY PURCHASE AGREEMENT

among

STEVEN MADDEN, LTD.,

SCHWARTZ & BENJAMIN, INC.,

B.D.S., INC.,

QUINBY RIDGE ENTERPRISES LLC,

DANIELBARBARA ENTERPRISES LLC,

SCHWARTZ & BENJAMIN HOLDINGS TRUST,

DANIEL SCHWARTZ,

BARBARA SCHWARTZ,

JAKE SCHWARTZ TRUST UNDER THE DANIEL SCHWARTZ 2000 TRUST AGREEMENT DATED MAY 1, 2000 AND

NATALIE SCHWARTZ TRUST UNDER THE DANIEL SCHWARTZ 2000 TRUST AGREEMENT DATED MAY 1, 2000

JANUARY 30, 2017

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SCHEDULES

Schedule 2.4	-	Balance Sheet
Schedule 2.5	-	Funded Indebtedness and Expenses
Schedule 3.1(c)	-	Qualification
Schedule 3.1(e)	-	Directors and Officers
Schedule 3.1(f)	-	Capitalization
Schedule 3.4	-	No Violation
Schedule 3.5	-	Financial Statements
Schedule 3.6(d)	-	Tax Audits
Schedule 3.8	-	Inventory
Schedule 3.9	-	Absence of Certain Changes
Schedule 3.10	-	Absence of Undisclosed Liabilities
Schedule 3.11	-	No Litigation
Schedule 3.12(a)	-	Compliance with Laws and Orders
Schedule 3.12(c)	-	Environmental Matters
Schedule 3.13(a)	-	Title to Assets
Schedule 3.13(c)(i)	-	Real Property Formerly Owned, Leased or Operated
Schedule 3.13(c)(ii)	-	Real Property Presently Owned, Leased or Operated
Schedule 3.14	-	Company Insurance Policies
Schedule 3.15	-	Contracts and Commitments
Schedule 3.16	-	Default
Schedule 3.18(a)	-	Employee Benefit Plans
Schedule 3.20(a)	-	Trade Rights
Schedule 3.20(b)	-	Trade Rights Infringement
Schedule 3.20(c)	-	Trade Rights Licenses
Schedule 3.21(a)	-	Major Customers
Schedule 3.21(b)	-	Major Suppliers
Schedule 3.21(c)	-	Dealers and Distributors
Schedule 3.21(d)	-	Promotions
Schedule 3.22	-	Product Warranty and Product Liability
Schedule 3.23	-	Obligations Involving Affiliates
Schedule 3.24	-	Bank Accounts
Schedule 5.2(f)	-	Allocation Principles
Schedule 5.7(d)	-	Employee Benefits
Schedule 7.2(m)	-	Required Consents
Schedule 8.18(iii)	-	Incentive Compensation Amount
Schedule 8.18(ppp)	-	Executive Payments
Schedule 8.18(zzz)	-	Letters of Credit
Schedule 8.18(zzzz)	-	Permitted Liens
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EXHIBITS

Exhibit A	Allocation among Companies and Sellers
Exhibit 2.2(a)	Form of Escrow Agreement
Exhibit 2.4(a)	Accounting Principles
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EQUITY PURCHASE AGREEMENT

               THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and effective as of January 30, 2017, by and among Steven Madden, Ltd., a Delaware corporation (“Buyer”), Schwartz & Benjamin, Inc., a New York corporation, B.D.S., Inc., a Delaware corporation, Quinby Ridge Enterprises LLC, a Delaware limited liability company and DANIELBARBARA ENTERPRISES LLC, a New York limited liability company (collectively, the “Companies” and each, individually, a “Company”), each of the Sellers set forth on the signature page hereto under the heading “Sellers” (each a “Seller” and collectively the “Sellers”) and Daniel Schwartz, as designated agent on behalf of the Sellers (the “Seller Representative”).

               WHEREAS, the Companies are engaged in the design, sourcing, marketing, manufacturing, importing, distribution, and sale of footwear (the “Business”);

               WHEREAS, the Companies carry on the Business at the Companies’ facilities located at One First Avenue, Peabody, Massachusetts and 50 West 57th Street, New York, New York (collectively, the “Facilities”);

               WHEREAS, the Sellers own all of the issued and outstanding equity interests in the Companies (collectively, the “Equity Interests”);

               WHEREAS, Buyer desires to purchase all of the Equity Interests from the Sellers, and the Sellers desire to sell the Equity Interests to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

               WHEREAS, the Sellers desire to designate the Seller Representative as their agent and attorney-in-fact to act on their behalf in connection with the transactions contemplated by this Agreement and certain ancillary agreements as set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

               1.            PURCHASE AND SALE OF EQUITY INTERESTS

                              1.1.          Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Equity Interests.

               2.            PURCHASE PRICE; PAYMENT

                              2.1.          Purchase Price. The purchase price (the “Purchase Price”) for the Equity Interests shall be an amount equal to Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000) (i) plus or minus the Net Working Capital Adjustment Amount, (ii) plus any Additional Amounts, (iii) plus the amount of any Earn-Out Payment, if earned, pursuant to Section 2.2(e).

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                              2.2.          Payment. The Purchase Price shall be paid as follows:

(a)              Cash to Escrow Agent. At the Closing, Buyer shall deposit the sum of One Million Dollars ($1,000,000) (the “Escrow Amount”) with the Escrow Agent to be held in an escrow account (the “Escrow Account”) and released by the Escrow Agent in accordance with the terms and conditions of this Agreement and of the Escrow Agreement substantially in the form attached hereto as Exhibit 2.2(a) (the “Escrow Agreement”).

(b)              Cash to the Sellers. At the Closing, Buyer shall deliver to the accounts designated in writing by the Seller Representative for the benefit of the Sellers an amount equal to Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000) (the “Initial Purchase Price”), (i) plus or minus the Estimated Net Working Capital Adjustment Amount, (ii) plus the Estimated Closing Cash, (iii) minus the Escrow Amount, (iv) minus the Estimated 2016 Incentive Compensation Amount, and (v) minus the Estimated Funded Indebtedness pursuant to Section 2.5 of this Agreement and (vi) minus the Estimated Company Transaction Expenses pursuant to Section 2.5 of this Agreement.

(c)              Payment of Adjustment Amount. On or before the tenth (10th) Business Day following the determination of the Final Closing Balance Sheet, (A) either (i) Buyer shall deliver to the accounts designated in writing by the Seller Representative for the benefit of the Sellers the amount, if any, by which the Net Working Capital Adjustment Amount as reflected on the Final Closing Balance Sheet is greater than the Estimated Net Working Capital Adjustment Amount set forth on the Estimated Closing Balance Sheet or (ii) the Sellers shall, in the aggregate deliver to Buyer the amount, if any, by which the Net Working Capital Adjustment Amount is less than the Estimated Net Working Capital Adjustment Amount; (B) either (i) Buyer shall deliver to the Seller Representative the amount, if any, by which the Closing Cash as reflected on the Final Closing Balance Sheet (the “Final Closing Cash”) is greater than the Closing Cash set forth on the Estimated Closing Balance Sheet (the “Estimated Closing Cash”), or (ii) the Sellers shall, in the aggregate, deliver to Buyer the amount, if any, by which the Final Closing Cash is less than the Estimated Closing Cash; (C) either (i) Buyer shall deliver to the Seller Representative the amount, if any, by which the incentive compensation amounts actually paid or to be paid to those Persons set forth on Schedule 8.18(iii) as reflected on the Final Closing Balance Sheet (the “Final 2016 Incentive Compensation Amount”) is less than the Estimated 2016 Incentive Compensation Amount or (ii) the Sellers shall deliver to Buyer the amount, if any, by which the Final 2016 Incentive Compensation Amount is more than the Estimated 2016 Incentive Compensation Amount; (D) either (i) Buyer shall deliver to the Seller Representative the amount, if any, by which the Funded Indebtedness as reflected on the Final Closing Balance Sheet (the “Final Funded Indebtedness”) is less than the Funded Indebtedness set forth on the Estimated Closing Balance Sheet (the “Estimated Funded Indebtedness”) or (ii) the Sellers shall, in the aggregate, deliver to Buyer the amount, if any, by which the Final Funded Indebtedness is greater than the Estimated Funded Indebtedness; and (E) either (i) Buyer shall deliver to the Seller Representative the amount, if any, by which the Company Transaction Expenses as reflected on the Final Closing Balance Sheet (the “Final Company Transaction Expenses”) is less than the Company Transaction Expenses set forth on the Estimated Closing Balance Sheet (the “Estimated Company Transaction Expenses”) or (ii) the Sellers shall, in the aggregate, deliver to Buyer the amount, if any, by which the Final Transaction Expenses are greater than the Estimated Company Transaction Expenses. For the avoidance of doubt, any amounts due by Buyer or Sellers (as applicable) pursuant to this Section 2.2(c) may be netted against each other.

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(d)             Additional Amounts. Any Additional Amounts shall be paid by Buyer to the accounts designated in writing by the Seller Representative for the benefit of the Sellers as additional consideration within ten (10) Business Days following the determination of the Final Allocation Schedule as set forth in Section 5.2(f) and within ten (10) Business Days following each Earn-Out Payment, as applicable.

(e)              Earn-Out. Buyer shall pay to the accounts designated in writing by the Seller Representative for the benefit of the Sellers additional consideration in cash as described herein (the “Earn-Out,” with each payment made pursuant to the Earn-Out being an “Earn-Out Payment”) in accordance with the following:

               The Sellers shall receive an Earn-Out Payment from Buyer in a percentage amount of the EBITDA of the Companies for each of the six (6) consecutive years following the Closing (together, the “Earn-Out Period”), with the first year beginning on February 1, 2017 and ending on January 31, 2018, as follows:

Year 1 Earn-Out:     40% of the EBITDA of the Companies

Year 2 Earn-Out:     40% of the EBITDA of the Companies

Year 3 Earn-Out:     40% of the EBITDA of the Companies

Year 4 Earn-Out:     40% of the EBITDA of the Companies

Year 5 Earn-Out:     75% of the EBITDA of the Companies

Year 6 Earn-Out:     75% of the EBITDA of the Companies

               Notwithstanding anything in this Agreement to the contrary, (i) only to the extent the Companies (and/or their management team) run the Brian Atwood and/or B Brian Atwood women’s footwear line(s) (the “BA Lines”), for purposes of the Earn-Out, EBITDA shall include the combined EBITDA of  the BA Lines, but only to the extent the combined EBITDA of the BA Lines is a positive number; provided that, for clarity, the combined EBITDA of the BA Lines shall be reduced by nine percent (9%) of the net sales of the BA Lines, (ii) subject to the following two (2) sentences, if, pursuant to the Kate Spade Agreement, an Additional Royalty (as defined in the Kate Spade Agreement) is required to be paid to Kate Spade LLC, the Earn-Out Payment payable for the year in which such Additional Royalty is actually paid shall be reduced by fifty percent (50%) of such Additional Royalty; provided, however, that the maximum amount in which the Earn-Out Payment for each of the Year 2 Earn-Out and the Year 3 Earn-Out may be reduced in connection with the Additional Royalty shall be seventy five thousand dollars ($75,000.00), and (iii) subject to the following two (2) sentences, any amounts paid pursuant to the Rent Stipulation shall be recouped against the Earn-Out Payment payable for the year in which such amount is actually paid. Notwithstanding anything to the contrary in the foregoing, with respect to each of Section 2.2(e)(ii) and Section 2.2(e)(iii) hereof, if the unadjusted Earn-Out Payment for any Earn-Out year in which the Earn-Out Payment is subject to reduction based on such Sections is insufficient to cover such reduction in full, the Sellers, jointly and severally, shall promptly pay to Buyer the amount of such deficiency. If Sellers do not pay the amount of such deficiency within twenty (20) days of Buyer’s delivery of the Earn-Out calculation for the applicable year (pursuant to the following paragraph), Buyer may set-off or recoup the amount of such deficiency against any Earn-Out Payment that is, or otherwise will be, due and payable to the Sellers pursuant to Section 2.2(e).

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               Buyer shall deliver the calculation of any Earn-Out Payment for each year during the Earn-Out Period to the Seller Representative within sixty (60) days after the end of such year, and such calculation shall be deemed conclusive and binding on the Parties for purposes of computing such Earn-Out Payment, unless the Seller Representative notifies Buyer in writing within forty-five (45) days after receipt of any such calculation of the disagreement therewith by the Seller Representative. Any such notice of dispute shall state in reasonable detail the reasons for any such disagreement and identify the amounts and items in dispute. Buyer and the Seller Representative will use reasonable efforts to resolve any such disagreements themselves. If Buyer and the Seller Representative are unable to resolve any such disagreement within thirty (30) days of receipt of notice of the Seller Representative’s disagreement, then such dispute shall be resolved in a manner consistent with the procedures described in Section 2.4(f). If the Seller Representative fails to provide written notice of a disagreement with Buyer’s calculation of any such Earn-Out Payment to Buyer within such 45-day period or if the Seller Representative indicates in writing that the Seller Representative has no dispute with respect to the calculation of such Earn-Out Payment prior to the expiration of such 45-day period, then Buyer shall make such Earn-Out Payment within fifteen (15) days after the earlier of Buyer’s receipt of notice from the Seller Representative that the Seller Representative has no dispute with respect to the calculation of such Earn-Out Payment or the expiration of the forty-five (45) day period during which the Seller Representative is required to provide such written notice pursuant to this Section 2.2(e).

                              2.3.          Method of Payment. All payments under Section 2.2 shall be made by wire transfer of immediately available funds to an account that the recipient, at least forty-eight (48) hours prior to the time for payment specified hereunder, has designated. All payments made pursuant to this Agreement to the Seller Representative on behalf of the Sellers shall (i) be allocated among the Companies in accordance with an allocation set forth on Exhibit A and (ii) be paid to the Sellers in accordance with such allocation and in proportion to their respective Equity Interests of the Companies.

                              2.4.          Determination of Net Working Capital, Closing Cash, Funded Indebtedness, Company Transaction Expenses and 2016 Incentive Compensation Amount.

(a)              Balance Sheet. As used in this Agreement, “Balance Sheet” shall mean a schedule in the form of a combined and consolidated balance sheet of the Companies as of the Effective Time showing the net book values, as of a specified time, substantially as set forth on Schedule 2.4. Each Balance Sheet shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (“GAAP”) consistent with the methodology set forth on Exhibit 2.4(a), which methodology is consistent with GAAP (collectively, the “Accounting Principles”). Without limitation, for purposes of preparing the Preliminary Closing Balance Sheet, the Companies shall complete a physical inventory as of the Effective Time, and Buyer and the Seller Representative shall have the right to reasonably monitor and/or reasonably participate in such physical inventory.

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(b)             Estimated Closing Balance Sheet. Not less than three (3) Business Days prior to the Closing Date, the Companies and the Sellers shall, in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer an estimated Balance Sheet as of the Effective Time, which shall represent the Companies’ and the Sellers’ reasonable estimate of (i) Net Working Capital as of the Effective Time, (ii) Closing Cash, (iii) Funded Indebtedness as of the Effective Time, (iv) Company Transaction Expenses as of the Effective Time (which estimates in items 2.4(b)((i) through (iv)) shall be reasonably acceptable to Buyer and (v) the Estimated 2016 Incentive Compensation Amount. The estimated Balance Sheet as delivered by the Companies and the Sellers and reasonably acceptable to Buyer pursuant to this Section 2.4(b) is referred to as the “Estimated Closing Balance Sheet”. In connection with the determination of the Estimated Closing Balance Sheet, the Companies and the Sellers shall provide Buyer with such information and detail as Buyer reasonably requests.

(c)              Preliminary Closing Balance Sheet. Within forty-five (45) days after the Closing, Buyer and the Companies shall prepare, or cause to be prepared, and delivered to the Seller Representative a Balance Sheet as of the Effective Time (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet shall set forth (i) the amount of the Net Working Capital as of the Effective Time, (ii) the amount of Closing Cash, (iii) the amount of Funded Indebtedness as of the Effective Time, (iv) the amount of Company Transaction Expenses as of the Effective Time; (v) the amount of the Estimated 2016 Incentive Compensation Amount actually paid to or to be paid to those Persons set forth on Schedule 8.18(iii) 8.18(eee), and (vi) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(c).

(d)             Objection to Preliminary Closing Balance Sheet. After the Preliminary Closing Balance Sheet is delivered to the Seller Representative pursuant to Section 2.4(c), the Seller Representative shall have thirty (30) days to review and respond to it in accordance with this Section 2.4(d). If the Seller Representative determines that the Preliminary Closing Balance Sheet has not been prepared in accordance with Section 2.4(a) or Section 2.4(c), then the Seller Representative shall inform Buyer on or before the last day of such thirty (30) day period by delivering written notice to Buyer (the “Balance Sheet Objection”) which shall (i) set forth a reasonable description of the basis of the Balance Sheet Objection and the adjustments to the Preliminary Closing Balance Sheet that the Seller Representative believes should be made and (ii) only include objections based on mathematical errors or based on the Preliminary Closing Balance Sheet not being prepared in accordance with Section 2.4(a) or Section 2.4(c). If no Balance Sheet Objection is delivered to Buyer within such thirty (30) day period, then the Sellers shall be deemed to have accepted the Preliminary Closing Balance Sheet.

(e)              Response to Balance Sheet Objection. If a Balance Sheet Objection is delivered to Buyer pursuant to Section 2.4(d), then Buyer shall have thirty (30) days to review and respond to the Balance Sheet Objection by delivering written notice to the Seller Representative setting forth a reasonable description of the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Seller Representative within such thirty (30) day period, then Buyer shall be deemed to have accepted the Balance Sheet Objection.

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(f)              Dispute Resolution Following Objection.

(i)               Negotiation. If Buyer delivers a written notice to the Seller Representative in response to a Balance Sheet Objection pursuant to Section 2.4(e), then Buyer and the Seller Representative shall promptly meet (in person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Balance Sheet, the calculation of Net Working Capital as of the Effective Time and the calculation of Closing Cash, the Funded Indebtedness or the Company Transaction Expenses (the “Balance Sheet Dispute”).

(ii)              Resolution by CPA Firm. If Buyer and the Seller Representative are unable to resolve the Balance Sheet Dispute within thirty (30) days following the delivery of a Balance Sheet Objection to Buyer, then, at any time thereafter, Buyer or the Seller Representative may elect to have the Balance Sheet Dispute resolved by Citrin Cooperman; provided, that, (i) if at such time either the Seller Representative or Buyer shall discover a bona fide conflict with respect to Citrin Cooperman or (ii) if Citrin Cooperman does not accept the engagement, then by another independent nationally recognized accounting firm as to which Buyer and the Seller Representative mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Sections 2.4(a) and 2.4(c), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review and without regard to any objections of the Seller Representative that are not described in the Balance Sheet Objection), whether and to what extent, if any, the Net Working Capital, the amount of the Company Cash or the amount of the Funded Indebtedness or the Company Transaction Expenses, as derived from the Preliminary Closing Balance Sheet requires adjustment. In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such Party deems appropriate. The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days after submission of the Balance Sheet Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Balance Sheet Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.4(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as set forth in the Preliminary Closing Balance Sheet and the Balance Sheet Objection.

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(iii)             Payment of Fees of CPA Firm. The fees, costs and expenses of the CPA Firm shall be borne by the Parties in inverse proportion to the relative success of the Parties relating to the disputed items submitted to the CPA Firm, with such determination of relative success made by the CPA Firm, or if the CPA Firm is unwilling to make such a determination, then such fees, costs and expenses shall be borne 50% by Buyer and 50% by the Sellers. For example, should the amount of the items in dispute total $1,000 and the CPA Firm awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Sellers.

(g)             Final Closing Balance Sheet. As used in this Agreement, the “Final Closing Balance Sheet” shall be: (i) the Preliminary Closing Balance Sheet if no Balance Sheet Objection is delivered to Buyer during the thirty (30) day period specified in Section 2.4(d); (ii) the Preliminary Closing Balance Sheet, adjusted in accordance with the Balance Sheet Objection, if Buyer does not provide the Seller Representative with a written notice of disagreement in response to the Balance Sheet Objection within the thirty (30) day period specified in Section 2.4(e); or (iii) the Preliminary Closing Balance Sheet, as adjusted by (A) the written agreement of Buyer and the Seller Representative and/or (B) the CPA Firm in accordance with Section 2.4(f)(ii).

                              2.5.          Repayment of Funded Indebtedness and Company Transaction Expenses. Prior to the Closing, the Sellers shall cause the Companies to repay and discharge all outstanding obligations of the Companies which constitute Funded Indebtedness and Company Transaction Expenses as of the Effective Time, including, but not limited to, the amounts referenced on Schedule 2.5 hereto. However, the Sellers shall have the right to cause the repayment of such obligations by instructing Buyer to deduct from the Purchase Price to be delivered to the Sellers at the Closing the amount of such obligations and pay such amounts directly to the obligors in satisfaction of such obligations. To the extent any Funded Indebtedness or Company Transaction Expenses are not paid as of the Effective Time, any such unpaid amounts shall be included in the Estimated Closing Balance Sheet and subject to the adjustment mechanisms set forth in Section 2.4.

                              2.6.          Withholding. Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of applicable Law. Buyer and the Sellers shall reasonably cooperate with each other to minimize the amounts required to be deducted and withheld. If, pursuant to this Section 2.6, any Tax is withheld from any amount otherwise payable to a Seller, the withheld amount shall be treated for all purposes of this Agreement as having been paid to the Seller. Buyer shall pay over to the appropriate Governmental Entities all amounts withheld under this Section 2.6. Within thirty (30) days after the date of payment by Buyer of any Taxes so withheld, Buyer shall furnish to the Sellers such evidence of payment as is reasonably satisfactory to the Sellers.

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               3.            REPRESENTATIONS AND WARRANTIES OF THE SELLERS

               As an inducement to Buyer to execute and deliver this Agreement, the Sellers, jointly and severally, make the following representations and warranties to Buyer as of the Closing Date, except as set forth in the disclosure schedule delivered to Buyer in connection with this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and shall survive the consummation of the transactions contemplated hereby in accordance with Section 6.5. The inclusion of any information in the Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be contained in the Disclosure Schedule or that such information is material to the Companies. The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Any information set forth in or incorporated into any section of the Disclosure Schedule shall be deemed to be disclosed in any other section of the Disclosure Schedule to the extent the applicability of such disclosed item to another section of this Article 3 is reasonably apparent on its face.

                              3.1.          Corporate

(a)              Organization. Schwartz & Benjamin, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. B.D.S., Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Quinby Ridge Enterprises LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. DANIELBARBARA ENTERPRISES LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

(b)              Corporate Power. Each Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business as and where such is currently conducted, and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)              Qualification. Each Company is duly licensed or qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing, in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect. Schedule 3.1(c) sets forth a correct and complete list of the jurisdictions in which each Company is duly licensed or qualified to do business as a foreign corporation or limited liability company, as applicable.

(d)             No Subsidiaries. The Companies do not directly or indirectly own any capital stock or other equity or ownership securities of any corporation, limited liability company, partnership or other entity.

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(e)              Corporate Documents. Each Company has made available to Buyer correct and complete copies of its charter, bylaws, limited liability company agreement or similar organizational documents, including any amendments thereto. The corporate minute book and stock records of each Company made available for Buyer’s inspection are correct and complete copies of such instruments and accurately reflect all material corporate action that the Companies have taken since January 1, 2012. Set forth in Schedule 3.1(e) is a correct and complete list of the directors and officers of each Company.

(f)               Capitalization. The authorized capital stock or limited liability company units, as applicable, and the par value thereof, of each Company is set forth on Schedule 3.1(f). No shares of such capital stock or limited liability units are issued or outstanding except for such equity interests of the Companies as set forth on Schedule 3.1(f), which are owned of record and beneficially by the Sellers in the amounts set forth in Schedule 3.1(f). All Equity Interests are validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for any capital stock or other securities of any Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Company or securities that are convertible into or exchangeable for capital stock or other securities of any Company or (iii) Contracts of any kind relating to the issuance, sale or transfer of any capital stock or other securities of any Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

                              3.2.          Sellers. Each Seller, if such Seller is an individual, has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each Seller, if such Seller is a trust, is a legally created and existing inter vivos trust and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. The Sellers have, and at the Closing Buyer will receive, good and marketable fee title to the Equity Interests, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws).

                              3.3.          Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Companies or any Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Companies and the Sellers. No other or further corporate or limited liability company act or proceeding on the part of the Companies or any Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Companies or any Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Companies or the Sellers pursuant hereto will constitute, valid and binding agreements of the Companies and the Sellers, as the case may be, enforceable in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally or (ii) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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                              3.4.          No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Companies or any Seller pursuant hereto nor the consummation by the Companies or any Seller of the transactions contemplated hereby and thereby (a) will conflict with or violate any term or provision of the charter, bylaws, limited liability company agreements or similar organizational documents of the Companies, (b) will violate any applicable statute, law (including common law), ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign, supranational or other (each, a “Governmental Entity” and collectively, “Governmental Entities”), (c) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (d) subject to obtaining the consents, and providing the notices, described in Schedule 3.4, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the capital stock or other equity or ownership securities (including the Equity Interests), or any of the assets, of the Companies under any Material Contract or restriction of any kind or character to which any Company or any Seller is a party or by which any Company or any Seller or any of their respective assets or properties may be bound or affected.

                              3.5.          Financial Matters

(a)              Financial Statements. Included as Schedule 3.5 are the following financial statements of the Companies (collectively, the “Financial Statements”): (i) the audited financial statements (including the combined and consolidated balance sheets and combined and consolidated statements of earnings, shareholders’ and members’ equity and cash flows) of the Companies for each of the fiscal years ended December 31, 2013, 2014 and 2015 (including the notes contained therein or annexed thereto) and (ii) an unaudited combined and consolidated balance sheet of the Companies as of December 31, 2016 (the “Recent Balance Sheet”), and the related unaudited statements of earnings, shareholders’ and members’ equity and cash flows for the ten (10) months then ended. The Financial Statements (A) are correct and complete in all material respects; (B) are prepared from and consistent with such financial statements as have been prepared and used by the Companies in the ordinary course of managing their business and measuring and reporting their operating results; (C) are prepared in accordance with GAAP applied on a consistent basis and consistent with the Accounting Principles (except, in the case of unaudited statements, for the absence of footnotes and year-end audit adjustments) and with the books and records of the Companies; and (D) fairly present the assets, Liabilities, financial position, results of operations and cash flows of the Companies as of the dates and for the periods indicated in all material respects.

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(b)             The Companies have no Knowledge of any fraud by management or employees of the Business with respect to the internal control over financial reporting of the Companies.  Neither the Companies nor, to the Knowledge of the Companies, any banking, financial or other outside advisors or independent accountants of the Companies has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Companies have engaged in questionable or fraudulent accounting or auditing practices.

                              3.6.          Tax Matters

(a)              Each Group 1 Company is, and since its formation has been, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. No Group 1 Company owns, and no Group 1 Company has ever owned, the stock of any corporation that is a qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code with respect to such Group 1 Company. No Group 1 Company has, in the past five (5) years, (i) acquired assets of another corporation in a transaction in which such Group 1 Company’s (or such qualified subchapter S subsidiary’s) Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. No Group 1 Company will be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the assets of the Group 1 Company caused by a §338(h)(10) Election. Each Group 2 Company is, and since its formation has been, classified for federal income tax purposes as a partnership. S&B is a qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code.

(b)              Since the date of the Recent Balance Sheet, no Company has (i) changed a method of accounting for Tax purposes, (ii) surrendered any right to a Tax refund, (iii) changed an accounting period with respect to Taxes, (iv) filed an amended Tax Return, or (v) made, changed, or revoked any election with respect to Taxes. Each Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of such Company.

(c)              All material Tax Returns required to be filed by or on behalf of the Companies have been timely filed and, when filed, were correct and complete. Correct and complete copies of all U.S. federal income tax returns filed by each Company for taxable periods ending on or after December 31, 2013 have been made available to Buyer. No Company is currently a beneficiary of any extension of time within which to file any Tax Return.

(d)              No written Claim has been made within the past three (3) years by any Governmental Entity in a jurisdiction in which a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Tax Returns of the Companies for taxable periods ending on or after December 31, 2013 that are under audit or have been audited by any Governmental Entity are set forth in Schedule 3.6(d). No Company has received from any Governmental Entity any written notice of underpayment or assessment of material Taxes or other material deficiency that has not been paid or any written objection to any Tax Return filed by such Company. There are no outstanding Contracts or waivers extending the statutory period of limitations for assessing or collecting any Tax from any Company, and none has been requested. There is no material dispute or claim concerning any Tax of any Company either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any Seller or the directors and officers (and employees responsible for Tax matters) of any Company has knowledge based upon personal contact with any agent of any Governmental Entity.

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(e)              No Company has ever been a member of an affiliated group of corporations that filed a consolidated U.S. federal income Tax Return or has ever been a member that filed a combined, but not unitary, return for state income Tax purposes.

(f)              The assets of the Companies are not subject to any Liens for Taxes other than Permitted Tax Liens. The Equity Interests are not subject to any Liens for Taxes.

(g)             No Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)             No Company has (i) applied for any Tax ruling, (ii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of any state, local or foreign Tax Law) or (iii) is obligated to make any distribution or other payment after the Closing Date to any Seller in connection with the Tax liability of the Seller with respect to income of the Company for taxable periods ending on or before the Closing Date.

(i)               No Company is, or within the 5-year period ending on the Closing Date will have been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No Seller is a “foreign person” (within the meaning of Section 1445 of the Code).

(j)               No Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

(k)              No Company has ever been party to any income Tax allocation, Tax sharing or Tax indemnification Contract, other than with respect to standard terms and conditions of an agreement for the purchase or sale of products or services in the ordinary course of business including any standard customer software license or had any liability for the Taxes of any Person as a transferee or successor.

(l)               No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (or use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any cancellation of indebtedness pursuant to an election under Section 108(i) of the Code.

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                              3.7.          Accounts Receivable. All accounts receivable and notes receivable of the Business reflected on the Recent Balance Sheet, and all accounts receivable and notes receivable of the Business that have arisen since the date of the Recent Balance Sheet, (a) arose in the ordinary course of business consistent with past practice, (b) represent valid obligations to the Companies arising from bona fide transactions, (c) are collectible (net of reserves for doubtful accounts shown on the Recent Balance Sheet in the case of accounts receivable and notes receivable reflected on the Recent Balance Sheet and net of reserves for doubtful accounts shown on the Final Closing Balance Sheet in the case of accounts receivable and notes receivable existing as of the Closing Date) in the ordinary course of business consistent with past practice, and (d) to the Knowledge of the Companies, are not subject to counterclaim or setoff and are not in dispute.

                              3.8.          Inventory. All Inventory reflected on the Recent Balance Sheet (a) had a commercial value at least equal to the value shown on the face of the Recent Balance Sheet, (b) is valued in accordance with GAAP and consistent with the Accounting Principles at the lower of (i) cost (on a first-in, first-out basis) or (ii) market (and giving effect to cost of disposal), and (c) consists of a quality and quantity usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided and all intercompany profit or other mark-up has been eliminated). All Inventory manufactured or purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 3.8, all Inventory is located at, or is in transit to or from, the Facilities. Except as set forth in Schedule 3.8, (i) all work-in-process, if any, contained in Inventory constitutes items in process of production pursuant to Contracts entered into (including orders taken) in the ordinary course of business by customers of the Companies, (ii) neither the Companies nor, to the Knowledge of the Companies, any such customer is in material breach of the terms of any obligation to the other, and (iii) no valid grounds exist for any set off of amounts billable to such customers on the completion of the Contract to which work-in-process relates. The Companies will have on hand as of the Closing such quantities of Inventory as are reasonably required to continue the Business immediately after the Closing consistent with past practice.

                              3.9.          Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.9 and as otherwise contemplated in this Agreement, since September 30, 2016, the Companies have conducted the Business in the ordinary course of business, including with respect to payment of Liabilities, consistent with past practice, and there has not been:

(a)              No Adverse Change. Any material adverse change in the conduct, financial condition, assets, Liabilities, Business, prospects or operations of the Companies.

(b)             No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business, assets or Liabilities of the Companies.

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(c)              No Increase in Compensation. Other than in the ordinary course of business consistent with past practice, any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of any Company, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents.

(d)              No Distributions. Any declaration, setting aside or payment of any dividend or other distribution in respect of the Equity Interests; any redemption, purchase or other acquisition by any Company of any capital stock or other securities of any Company; or any other payment of any kind to any of the Sellers, except for regular payments of base salary, benefits under Employee Plans/Agreements applicable to the employees of the Companies generally and reimbursement of expenses in accordance with the Companies’ expense reimbursement policy.

(e)              No Increase in Affiliate Obligations. Any increase in any Company’s investment in, receivable from or payable to any Affiliate of any Company, other than to or from any other Company.

(f)               No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any assets of any Company having a fair market value in excess of twenty five thousand dollars ($25,000), except for the sale of Inventory items in the ordinary course of business consistent with past practice.

(g)              No Material Acquisitions. Any merger or consolidation with, any acquisition of an interest in or any acquisition of a substantial portion of the assets or business of any Person or entity, or any other acquisition of any material assets, other than acquisitions of Inventory in the ordinary course of business consistent with past practice.

(h)              No Indebtedness. Any indebtedness incurred, assumed or guaranteed by any Company.

(i)               No Amendment of Contracts, Rights. Except to the extent permitted or required by this Agreement, (i) any entering into, amendment or early termination of any Contract relating to employment, and providing for total annual salary in excess of Seventy-Five Thousand Dollars ($75,000), to which any Company is a party; (ii) any entering into, amendment or early termination of any Contract between any Company and any shareholder, member, director, manager or officer of any Company (or with any relative, beneficiary, spouse or Affiliate of any such person); (iii) any entering into, amendment or early termination of any Material Contract to which any Company is a party; (iv) any release or waiver of any material claims or rights under any Material Contract to which any Company is a party, other than in the ordinary course of business consistent with past practice; or (v) any renewal notice period or option period permitted to lapse with respect to any Material Contract or any notice of termination of any Material Contract, except for terminations of Material Contracts upon their expiration in accordance with their terms.

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(j)               Loans and Advances. Any loan or advance made by any Company to any Person or entity, other than advances for travel and entertainment made to any Company’s employees in the ordinary course of business consistent with past practice.

(k)              Credit. Any grant of credit by any Company to any customer (including any distributor) of any Company on terms or in amounts materially more favorable in the aggregate than those that have been extended to such customer in the past, any other change in the terms of any credit heretofore extended by any Company or any other change of the Companies’ policies or practices with respect to the granting of credit.

(l)               Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any Liability of the Companies, other than the discharge or satisfaction in the ordinary course of business of current Liabilities reflected on the face of the Recent Balance Sheet and of current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.

(m)             Settlement of Claims. Cancellation or compromise of any debt or claim, or amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right, except in the ordinary course of business consistent with past practices and which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(n)              Deferral of Liabilities. Any deferral, extension or failure to pay any of the material Liabilities of the Companies as and when the same become due or any allowance of the level of the Liabilities of the Companies to increase in any material respect or any prepayment of any of the Liabilities of the Companies.

(o)              Accounting Principles. Any material change in the Companies financial or Tax accounting principles or methods, except to the extent required by GAAP.

(p)              Organizational Documents. Any amendment to or restatement of any of the organizational documents of any Company.

(q)              Liens. Any material properties or assets (real, personal or mixed, tangible or intangible) of the Companies being subjected to any Liens, except for Permitted Liens.

(r)               Employee Benefit Plans/Agreements. Any adoption or, except as required by Law, amendment of any Employee Benefit Plans/Agreements.

(s)              Employees. Any loss of the services of an employee whose annual salary exceeded Seventy-Five Thousand Dollars ($75,000).

(t)               Commitments. Any entering into, amending or early termination of any Contract to take any of the actions specified in this Section 3.9, other than pursuant to this Agreement and the transactions contemplated hereby.

                              3.10.       Absence of Undisclosed Liabilities. Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or in Schedule 3.10, the Companies have no Liabilities, other than: (a) Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice, none of which has had or is reasonably likely to have a Material Adverse Effect; or (b) Liabilities under Material Contracts or under Contracts entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds or other limitations (excluding, in each case, any liability for any breach of any such Contract).

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                              3.11.        No Litigation. Except as set forth in Schedule 3.11, there is no Litigation pending or, to the Knowledge of the Companies, threatened or anticipated against any Company or its current or former shareholders, member, directors, managers or officers or its Business, assets or Liabilities. To the Knowledge of the Companies, no event has occurred or action taken that is reasonably likely to result in such Litigation. Except as set forth in Schedule 3.11, none of the Companies, their material assets or Liabilities, or the Business is subject to any Order.

                              3.12.        Compliance With Laws and Orders

(a)              Laws and Orders. Except as set forth in Schedule 3.12(a), the Companies are, and have been since January 1, 2012, in material compliance with all applicable Laws and Orders. Except as set forth in Schedule 3.12(a), the Companies have not received written notice of any material violation or alleged material violation of any Laws or Orders which are not or which will not be as of Closing fully resolved. All reports, filings and returns required to be filed by or on behalf of any Company with any Governmental Entity have been filed.

(b)              Licenses and Permits. The Companies have all material licenses, permits, approvals, registrations, certifications, consents and listings (“Licenses”) of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business and the operation of the Facilities. True and correct copies of all such Licenses have been provided to Buyer. The Licenses are in full force and effect and will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby. The Companies are, and since January 1, 2012, have been, in material compliance with all such Licenses.

(c)              Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 3.12, except for past violations for which the Company is not subject to any current Liability and cannot become subject to any future Liability, and except as set forth in Schedule 3.12(c), the Companies (including their respective business and assets) are, and since January 1, 2012 have been, in compliance with all applicable Environmental Laws. To the Knowledge of the Companies and except as set forth in Schedule 3.12(c), there are no (and no Company has received any written notice alleging any) past or present (or, to the Knowledge of the Companies, future) events, conditions, circumstances, activities, practices, incidents, violations, actions, omissions or plans that may or are alleged to (i) interfere with or prevent compliance or continued compliance by the Companies with all applicable Environmental Laws or (ii) give rise to any Liability, including Liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or similar state, municipal, county, local, foreign, supranational or other Laws, or otherwise form the basis of any Litigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened or anticipated release into the environment, of any Waste. Correct and complete copies of all environmental studies (including, without limitation, Phase 1 and Phase 2 reports and environmental compliance studies or audits) issued in the possession or control of any Company or any Seller that relate to actual or potential compliance or non-compliance with, or Liabilities of any Company under applicable Environmental Laws have been made available to Buyer. To the Knowledge of the Companies (A) no portion of any of the Real Property has been used as a landfill or for storage or landfill of Waste, (B) no underground storage tanks have been present on any of the Real Property, (C) no transformers or capacitors containing polychlorinated biphenyls (PCBs) have been present on any of the Real Property and (D) no asbestos is contained in or forms a part of any building, building component, structure, office space or equipment owned, operated, leased, managed or controlled by any Company or located on the Real Property.

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(d)             Antibribery & Anticorruption. The Companies, their Affiliates, and, all of their respective directors, officers, employees, or agents have not (i) made or promised to make, directly or indirectly, any unlawful payment or unlawful transfer of anything of value to any government official, Governmental Entity, government-owned or -controlled company, public international organization, political party or organization or official or candidate thereof, or any other Person; (ii) violated the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) or any Law of similar effect in any material respect in the foreign jurisdictions where they conduct the Business (collectively “Anticorruption Laws”); or (iii) offered, promised, accepted, or received any unlawful payments, contributions, expenditures or gifts, or anything else of value, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments.

               The Companies, their Affiliates, all of their respective directors, officers, employees, and, to the Knowledge of the Companies, agents are not and have not been the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anticorruption Laws.

(e)              Export Controls, Economic Sanctions, and Antiboycott. The Companies, their Affiliates, and, all of their respective directors, officers, employees, or agents have materially complied with, and continue to comply in all material respects with, (i) the Export Administration Act of 1979, as amended (50 U.S.C. app. 2401-2420) and the Export Administration Regulations (15 C.F.R. §§ 730-774); (ii) the Arms Export Control Act (22 U.S.C. § 2778) and the corresponding International Traffic in Arms Regulation (22 C.F.R. §§ 120 et seq.); (iii) the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (31 C.F.R. Part 500 et seq.) and the U.S. Department of State’s Office of Terrorist Financial and Economic Sanctions Policy; (iv) all Anti-Boycott laws, regulations, guidelines, and reporting requirements, including those issued under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code; and (v) any Law of similar effect in the foreign jurisdictions where they conduct the Business (collectively “Export Control Laws”).

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               The Companies, their Affiliates, and all of their respective directors, officers, employees, and, to the Knowledge of the Companies, agents are not, and have not been, the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to any of the Export Control Laws.

(f)               Anti-Money Laundering Laws. The Companies, their Affiliates, and, all of their respective directors, officers, employees, and agents have materially complied with, and are presently operating in compliance in all material respects with, all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto (collectively “Anti-Money Laundering Laws”), and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Entity with respect to compliance with such anti-money laundering laws is pending or, to the Knowledge of the Companies, threatened.

               The Companies, their Affiliates, and all of their respective directors, officers, employees, and, to the Knowledge of the Companies, agents are not, and have not been the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to any Anti-Money Laundering Laws.

(g)              Customs and Import Laws. The Companies and all of their respective directors, officers, employees, and agents have materially complied with, and are presently operating in compliance in all material respects with, all U.S. import and customs laws and any Law of similar effect in the foreign jurisdictions where they conduct business (collectively “Customs Laws”).

               The Companies, their Affiliates, and all of their respective directors, officers, employees, and, to the Knowledge of the Companies, agents are not, and have not been the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to any of the aforementioned Customs Laws.

                              3.13.        Title to and Condition of Properties

(a)              Marketable Title. The Companies have good and marketable fee title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its assets (tangible and intangible), free and clear of all Liens, except Permitted Liens. Neither the Business nor the Companies’ assets are subject to any restrictions with respect to the transferability or divisibility thereof. Except as set forth in Schedule 3.13(a), the Companies are not using any assets or rights that are not owned, licensed or leased by them.

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(b)              Condition. All material tangible assets (real and personal) owned or utilized by the Companies are in good operating condition and repair in all material respects (subject to normal wear and tear), free from any defects (except for such defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Business). All buildings, plants and other structures owned or utilized by the Companies are in good condition and repair in all material respects and have no structural defects or defects affecting the plumbing, electrical, sewerage, heating, ventilating or air conditioning systems (except for such defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Business).

(c)              Real Property.

(i)               Since January 1, 2000, no Company owns and no Company has ever owned any real property. Schedule 3.13(c)(i) lists any real property since January 1, 2000 formerly owned, leased or operated by any Company other than the Real Property disclosed in Schedule 3.13(c)(ii).

(ii)              Schedule 3.13(c)(ii) lists each written lease to which any Company is a party and leases interests in real property (each, a “Real Property Lease”) (the real property and interests in real property identified in this sentence, the “Real Property”). The Real Property constitute all parcels of real property and interests in real property used in the conduct of the Business. With respect to any previously leased real property (whether abandoned, canceled, or otherwise), each Company has paid all amounts owed to the landlords thereunder, including any rent and/or termination fees, and has no other liabilities associated therewith.

(iii)             The applicable Company has a valid leasehold interest in each Real Property lease and each such leasehold interest is free and clear of all Liens other than Permitted Liens.

(iv)             The Companies have previously made available to Buyer true, correct and complete copies of each Real Property Lease, and all amendments thereto, and each of the Real Property Leases are in full force and effect.

(v)              To the Knowledge of the Companies, no event has occurred which constitutes, or with the passing of time or giving of notice, or both, would constitute, a material default under any Real Property Lease.

(vi)             The Companies currently occupy all of the Real Property and there are no subleases or other agreements providing any third parties with any existing or future right to occupy any Real Property.

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(vii)            To the Knowledge of the Companies, the use and occupancy of the Real Property by the Companies is in compliance in all material respects with (A) all applicable building, zoning, subdivision, fire, health and safety, land use and other applicable Laws, including the Americans with Disabilities Act of 1990, as amended, and (B) all insurance requirements affecting the Real Property.

(viii)           To the Knowledge of the Companies, neither the whole nor any portion of any Real Property is subject to any pending or proposed condemnation or expropriation by any Governmental Entity.

                              3.14.       Insurance. Schedule 3.14 sets forth a correct and complete list of all insurance policies currently in effect with respect to the Business (collectively, the “Company Insurance Policies”) including the date of expiration and date through which premiums have been paid with respect to each Company Insurance Policy. The Companies have made available correct and complete copies of the Company Insurance Policies. The Company Insurance Policies are sufficient in all material respects for compliance by the Companies with all material requirements of Law and with the requirements of all Material Contracts to which any Company is a party. Since January 1, 2012, all products liability and general liability policies maintained by or for the benefit of the Companies have been “occurrence” policies and not “claims made” policies. All Company Insurance Policies are valid, outstanding and enforceable policies. Since January 1, 2012, the Companies have not received any written notice of cancellation or termination with respect to any Company Insurance Policy, and to the Knowledge of the Companies, no event or condition exists or has occurred that could result in cancellation of any Company Insurance Policy prior to its scheduled expiration date. There is no claim by the Companies pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to the Knowledge of the Companies, there is no basis for denial of any pending claim under any Company Insurance Policy.

                              3.15.       Contracts and Commitments. Except as set forth in Schedule 3.15:

(a)              Real Property Leases. The Companies (whether as lessor, sub-lessor, lessee or sub-lessee) have no Contracts for the lease or occupancy of Real Property.

(b)              Personal Property Leases. The Companies (whether as lessor, sub-lessor, lessee or sub-lessee) have no Contracts for the lease or use of personal property involving any remaining consideration, termination charge or other expenditure in excess of Seventy-Five Thousand Dollars ($75,000) (or its foreign currency equivalent as of the date hereof) or involving any remaining performance over a period of more than twelve (12) months.

(c)              Security Agreements. The Companies have no mortgage agreements, deeds of trust, security agreements, purchase money agreements, conditional sales contracts or capital leases.

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(d)              Employment Agreements. The Companies have no employment or similar agreement providing for compensation, severance or a fixed term of employment in respect of services performed by any employee of any Company requiring payments in excess of Seventy-Five Thousand Dollars ($75,000) per year.

(e)              Consulting Agreements. The Companies have no management, consulting, independent contractor, subcontractor, retainer or other similar type of agreement under which services are provided by any Person to such Company with a term of more than one (1) year or requiring payments in excess of Seventy-Five Thousand Dollars ($75,000) per year or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.

(f)               Purchase Commitments. The Companies have no Contracts relating to the purchase of Inventory involving any remaining consideration, termination charge or other expenditure in excess of Seventy-Five Thousand Dollars ($75,000) (or its foreign currency equivalent as of the date hereof) to any one supplier or group of affiliated suppliers. The Companies have no Contracts relating to the purchase of Inventory except those made in the ordinary course of business at arm’s length. The Companies have no Contracts relating to the purchase of Inventory that, together with amounts on hand, constitute more than twelve (12) months normal usage. The Companies have no Contracts relating to the purchase of equipment, fixed assets or similar goods involving any remaining consideration, termination charge or other expenditure on the part of such Company in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof).

(g)              Sales Commitments. The Companies have no Contracts that aggregate in excess of Seventy-Five Thousand Dollars ($75,000) (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers. The Companies have no sales Contracts except those made in the ordinary course of business at arm’s length.

(h)              Manufacturing Agreements. The Companies have no manufacturing, distribution or sourcing agreements or arrangements.

(i)               Powers of Attorney. The Companies have not given a power of attorney or proxy that is currently in effect to any Person or entity.

(j)               Affiliate Agreements. The Companies have no Contracts with Affiliates or with any entity in which an officer or director of any Company holds an interest.

(k)              Joint Ventures. The Companies have no partnership, joint venture or similar agreements.

(l)               Collective Bargaining Agreements. The Companies have no collective bargaining Contracts with any unions or similar groups.

(m)             Loan Agreements. The Companies have no loan Contracts, promissory note, letter of credit, performance or other type of bond or other evidence of indebtedness, including any Contract evidencing or relating to Funded Indebtedness, as a signatory, guarantor or otherwise.

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(n)              Guarantees. The Companies have not guaranteed the payment or performance of any Person or entity, agreed to indemnify any Person or entity (except under Contracts entered into by a Company in the ordinary course of business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person or entity.

(o)              Governmental Contracts. The Companies have no Contracts with any Governmental Entity.

(p)              Agreements Relating to the Company Trade Rights. The Companies have no consulting, development, joint development, license or similar Contract relating to, or any Contract requiring the assignment of any interest in, any of the Company Trade Rights (other than software commercially available on shrink-wrap or other non-negotiated terms).

(q)              License Agreements. The Companies have no Contracts relating to the license of Trade Rights to or from any of the Companies other than standard end user licenses having a value under Ten Thousand Dollars ($10,000).

(r)               Restrictive Agreements. The Companies have no Contracts (i) prohibiting or restricting the Companies from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on the Business, (ii) relating to the location of employees or a minimum number of employees to be employed by any Company, (iii) containing any “most favored nation,” “most favored customer” or similar provisions; (iv) granting any type of exclusive rights to any person or entity; or (v) prohibiting or restricting the Companies’ use of any of its Trade Rights.

(s)              Other Material Contracts. The Companies have no Contracts of any nature (i) involving any remaining consideration or other expenditure in excess of Fifty Thousand Dollars ($50,000) (or its foreign currency equivalent as of the date hereof), (ii) involving any remaining performance over a period of more than twelve (12) months or (iii) that is otherwise individually material to the operations of any Company.

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Each Contract of the type described in this Section 3.15, whether or not listed in Schedule 3.15, is a “Material Contract.”

                              3.16.       No Default. Except as set forth on Schedule 3.16, the Companies are not in default in any material respect under any Material Contract to which it is a party or otherwise bound, or under which it has any ongoing obligations, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of the Companies’ respective obligations thereunder or result in the creation of any Lien on any of the capital stock or other equity or ownership securities (including the Equity Interests), or any of the assets, of the Companies. To the Knowledge of the Companies, no third party is in default in any material respect under any Material Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the applicable Company and, to the Knowledge of the Companies, the other party or parties thereto in accordance with its terms. The Companies have made available to Buyer copies of all Material Contracts.

                              3.17.       Labor Matters. Since January 1, 2012, the Companies have not experienced any material labor disputes, any union organization attempts or any work stoppages due to labor disagreements. Except for past violations for which the Companies are not subject to any current Liability and are not reasonably expected to become subject to any future Liability, the Companies are, and since January 1, 2012 have been, in material compliance with all applicable Laws or Orders relating to the employment and employment practices and conditions of employment, including, but not limited to, compliance with the Fair Labor Standards Act, and the Companies are not, and since January 1, 2012 have not been, engaged in any unfair labor practice. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Companies, threatened or anticipated against any Company. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or, to the Knowledge of the Companies, threatened or anticipated against any Company. There is no labor grievance or arbitration proceeding arising out of or under, any collective bargaining agreement that might have a Material Adverse Effect. There are no pending or, to the Knowledge of the Companies, threatened or anticipated administrative charges or court complaints against any Company concerning alleged employment discrimination or other employment-related matters.

                              3.18.       Employee Benefit Plans

(a)              Disclosure. Schedule 3.18(a) sets forth a correct and complete list of all plans, programs, Contracts, policies and practices providing benefits to any current or former director, employee or independent contractor of any Company, or beneficiary or dependent thereof, sponsored or maintained by any Company or any ERISA Affiliate, to which any Company or any ERISA Affiliate has contributed within the past six (6) years, contributes or is obligated to contribute, or under which any Company or any ERISA Affiliate has or is reasonably expected to have any Liability, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, severance, vacation, sick leave pay, fringe or welfare benefits plans, programs, policies and practices, employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written or binding oral statements of policies or practices relating to employee benefits (collectively, the “Employee Plans/Agreements”). Each Employee Plan/Agreement is identified in Schedule 3.18(a), to the extent applicable, as one or more of the following: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (ii) a “defined benefit plan” (as defined in Section 414 of the Code); (iii) an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and/or (iv) a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and no Company nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any such multiemployer plan.

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(b)              Delivery of Documents. The Companies and the Sellers have made available to Buyer correct and complete copies of the following information with respect to each Employee Plan/Agreement, if and as applicable:

(i)               the Employee Plan/Agreement, including all amendments or, if there is not a written plan document, a written summary of the terms and conditions of the Employee Plan/Agreement;

(ii)              the annual report, if required under ERISA, with respect to the Employee Plan/Agreement for each of the previous two (2) plan years;

(iii)             the most recent summary plan description and all summaries of material modifications related thereto, if required under ERISA, with respect to the Employee Plan/Agreement;

(iv)             all material employee communications relating to the Employee Plan/Agreement to the extent that the provisions of such Employee Plan/Agreement as described therein differ from such provisions as set forth or described in the information or materials furnished under Section 3.18(b)(iii);

(v)              if the Employee Plan/Agreement is funded through insurance or a trust, insurance or any third party funding vehicle, the trust contract, insurance policy or other funding agreement and the latest financial statements thereof; and

(vi)             the most recent determination letter received from the IRS with respect to the Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code or, if reliance is permitted under applicable IRS guidance, the most recent favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Plan/Agreement.

               With respect to each Employee Plan/Agreement for which an annual report has been filed and made available to Buyer pursuant to sub clause (ii), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

(c)              Terminations, Proceedings, Penalties, Etc. With respect to each employee benefit plan (including each Employee Plan/Agreement) that is subject to Title IV of ERISA and with respect to which any Company may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan or the funded status of any such plan or otherwise):

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(i)               no such plan has been terminated so as to subject, directly or indirectly, any of the Companies’ assets to any Liability or the imposition of any Lien under Title IV of ERISA;

(ii)              no proceeding has been initiated or threatened by any person or entity (including the Pension Benefit Guaranty Corporation) to terminate any such plan;

(iii)             no condition or event currently exists or is expected to occur that could subject, directly or indirectly, any of the Companies’ assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the Pension Benefit Guaranty Corporation or to any other Person or entity or otherwise on account of the termination of any such plan;

(iv)             if any such plan were to be terminated as of the Closing Date, none of the Companies’ assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

(v)              no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi)             no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii)            no such plan is a plan described in Section 4063 or 4064 of ERISA.

(d)             Prohibited Transactions. There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative (including regulatory or class) exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which any Company or any of such Company’s assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any Contract, Law or Order pursuant to which any Company has agreed or is required to indemnify any person or entity against any Liability incurred under any such Contract, Law or Order.

(e)              Full Funding. The funds available under each Employee Plan/Agreement that is intended to be a funded plan meet or exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by any Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

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(f)               Controlled Group; Affiliated Service Group; Leased Employees. Except as may be the case with respect to the Companies among themselves or as a whole, no Company is and no Company has ever been a member of a controlled group of corporations (as defined in Section 414(b) of the Code), under common control with any unincorporated trade or business (as determined under Section 414(c) of the Code) or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code). There are not and never have been any “leased employees” (within the meaning of Section 414(n) of the Code) of any Company, and no individuals are expected to become such leased employees prior to the Closing Date.

(g)              Payments and Compliance. With respect to each Employee Plan/Agreement: (i) all payments due from the Employee Plan/Agreement (or from any Company with respect to the Employee Plan/Agreement) have been made, and all amounts properly accrued to date as Liabilities that have not been paid have been properly recorded on the books of the Companies; (ii) each Company has materially complied with, and the Employee Plan/Agreement materially conforms to, all applicable Laws and Orders; (iii) all reports and information relating to the Employee Plan/Agreement required to be filed with any Governmental Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were correct and complete in all material respects; (iv) each Employee Plan/Agreement that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or, if reliance is permitted under applicable IRS guidance, a favorable opinion or advisory letter issued by the IRS to the master and prototype or volume submitter plan sponsor of such Employee Plan/Agreement, that addresses currently applicable qualification requirements with respect to such Employee Plan/Agreement, such determination, opinion or advisory letter concludes, to the extent provided therein, that such Employee Plan/Agreement’s related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has adversely affected or to the Knowledge of the Companies is reasonably likely to adversely affect such qualification or exemption; (v) there is no Litigation pending (other than routine claims for benefits being reviewed pursuant to the Employee Plan/Agreement’s internal claim and approval process) or, to the Company’s knowledge, threatened or anticipated with respect to the Employee Plan/Agreement or against the assets of the Employee Plan/Agreement; and (vi) the Employee Plan/Agreement is not a plan that is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

(h)              Post-Retirement Benefits. Except as expressly required under Sections 601 through 609 of ERISA, no Employee Plan/Agreement provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, employees or independent contractors of any Company beyond their retirement or other termination of service, and no Company has any obligation to provide or contribute toward the cost of such coverage or benefits.

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(i)               No Triggering of Obligations. The consummation of the transactions contemplated hereby will not (i) entitle any current or former director, employee or independent contractor of any Company to severance pay, unemployment compensation or any other payment, except as otherwise provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former director, employee or independent contractor of any Company or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j)               Future Commitments. No Company has any announced plan or legally binding commitment to create any additional Employee Plans/Agreements or, except as required under applicable Law, to amend or modify any existing Employee Plans/Agreements.

                              3.19.       Employees; Compensation. The Sellers have delivered in the Counsel Email a correct and complete list of (a) all current employees of the Business, (b) each such employee’s title, employer, date of hire and location of employment, (c) each such employee’s employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave of absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason) and (d) each such employee’s annual rate of compensation, including bonuses and incentives. For purposes of sub clause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission employees, such list identifies the current hourly or commission rate for each such employee.

                              3.20.       Trade Rights.

(a)              Schedule 3.20(a) contains a correct and complete list of all registered Company Trade Rights and the owner of such Company Trade Rights. Schedule 3.20(a) also specifies which of the Company Trade Rights are registered, and the jurisdictions in which such Company Trade Rights are registered; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status. The Company Trade Rights are sufficient to conduct the Business in the manner currently conducted in all material respects. Each Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in, or has the valid and enforceable right to use, all of the Trade Rights used in the Business, in each case, free and clear of all Liens. All registered Company Trade Rights are in good standing and have been properly registered in all jurisdictions where required.

(b)              Except as set forth on Schedule 3.20(b), there are no pending, existing or, to the Knowledge of the Companies, threatened opposition, interference, cancellation, proceeding or other legal or governmental proceeding before any Governmental Entities against or involving the applications or registrations listed in Schedule 3.20(a). All annuity, maintenance, renewal and other fees relating to the registered Company Trade Rights’ registrations or applications are current. Except as set forth on Schedule 3.20(b), the Companies are not infringing, and since January 1, 2012, the Companies have not infringed any Trade Rights of another, nor, to the Knowledge of the Companies, is there any reasonable basis upon which a claim or challenge for infringement could be made. To the Knowledge of the Companies, no Person or entity is infringing or has infringed any of the Company Trade Rights.

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(c)              Except as set forth in Schedule 3.20(c), the Companies have not granted any license or made any assignment of any of the Company Trade Rights, and no Person or entity other than the Companies have any right to use any of the Company Trade Rights. Except as set forth in Schedule 3.20(c), the Companies do not pay any royalties or other consideration for the right to use any Trade Rights of others. The Companies have not entered into any agreement which restricts its use of Trade Rights. The Companies have maintained the confidentiality of all Trade Rights used in the Business to the extent necessary to maintain all proprietary rights therein. The consummation of the transactions contemplated hereby will not alter or impair any of the Trade Rights used in the Business.

                              3.21.       Customers; Suppliers; Dealers and Distributors.

(a)              Major Customers. Schedule 3.21(a) contains a correct and complete list of the ten (10) largest customers, including distributors, of the Companies, collectively, for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of sales). To the Knowledge of the Companies, there are no facts indicating that any of the customers listed in Schedule 3.21(a) will not continue to be a customer of the Companies after the Closing at substantially the same level of purchases as heretofore.

(b)              Major Suppliers. Schedule 3.21(b) contains a correct and complete list of (i) the ten (10) largest suppliers to the Companies, collectively, for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) and (ii) each supplier from which the Companies acquired a particular good or service only from such supplier where the total dollar amount of purchases from such supplier in respect of such particular good or service exceeded Twenty Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof) for each of the two (2) most recent fiscal years. To the Knowledge of the Companies there are no facts indicating that any of the suppliers listed in Schedule 3.21(b) will not continue to be a supplier to the Companies after the Closing and will not continue to supply the Companies with substantially the same quantity and quality of goods and services.

(c)              Dealers and Distributors. Schedule 3.21(c) contains (i) a correct and complete list by product line of all sales representatives, dealers, distributors and franchisees of the Companies and other third parties performing similar functions for the Companies. The Companies have made available to the Buyer (x) copies of all such sales representative, dealer, distributor, franchise and other applicable Contracts and policy statements and (y) a description of all material modifications or exceptions to such Contracts and policy statements. The Companies have no Contracts with any such sales representative, dealer, distributor, franchisee or other third party that is not cancelable by the Companies on notice of no longer than thirty (30) days without liability, penalty or premium of any nature of kind whatsoever. The Companies have paid all commissions and other amounts due to each such sales representative, dealer, distributor, franchisee and other third party. The Companies have terminated its engagement or other relationship with any such sales representative, dealer, distributor, franchisee or other third party in the previous three (3) years.

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(d)              Promotions. Schedule 3.21(d) sets forth the terms of all material return markdown, promotion, co-op advertising and other similar programs and allowances currently offered by the Companies to any of their customers as of the date hereof. Except as set forth on the face of the Recent Balance Sheet, the Companies have not established reserves regarding the foregoing.

                              3.22.       Product Warranty and Product Liability. Schedule 3.22 contains a correct and complete copy of the Companies’ standard warranty or warranties for sales of Products, and except as expressly set forth therein, there are no warranties (statutory or otherwise), deviations from standard warranties or commitments or obligations with respect to the return, repair, or replacement of Products under which the Companies could have any material Liability. Schedule 3.22 sets forth the aggregate annual cost to the Companies of performing warranty obligations for each of the previous two (2) fiscal years and the current fiscal year through November, 2016. Schedule 3.22 also contains a description of all pending warranty claims involving any Company where the amount in question exceeds, or is reasonably likely to exceed, Seventy-Five Thousand Dollars ($75,000) (or its foreign currency equivalent as of the date hereof). Since January 1, 2012, the Companies have not made any voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed that a Product or group of Products are defective or nonconforming exceeding Twenty Five Thousand Dollars ($25,000) (or its foreign currency equivalent as of the date hereof) in each case. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign, and to the Knowledge of the Companies, no facts or conditions exist that could reasonably be expected to result in such a recall campaign. All Products have been designed, manufactured, labeled and performed so as to materially meet and materially comply with all applicable Laws and Orders currently in effect, and all Products have received all governmental approvals necessary to allow their sale and use.

                              3.23.       Certain Relationships to the Companies. No Affiliate of any Company has any direct or indirect interest in or other business relationship or arrangement with (i) any Person or entity that does business with any Company in connection with the operation of, or is competitive with, the Business or (ii) any property, asset or right that is used by the Companies. All obligations of any Affiliate of any Company to such Company, and all obligations of any Company to any Affiliate of such Company, are described in Schedule 3.23.

                              3.24.       Bank Accounts. Schedule 3.24 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Company maintains a safe deposit box, lock box or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

                              3.25.       No Brokers or Finders. Neither the Companies nor any of their respective shareholders, members, managers, directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

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                              3.26.       Assets and Services Necessary to Business. The Companies have all property, assets and rights, tangible and intangible (including Trade Rights) necessary to permit the Companies to carry on the Business as conducted during the six (6) month period preceding the Closing.

               4.            REPRESENTATIONS AND WARRANTIES OF BUYER

               As an inducement to the Companies and the Sellers to execute and deliver this Agreement, Buyer makes the following representations and warranties to the Sellers, each of which is true and correct on the Closing Date and shall survive the consummation of the transactions contemplated hereby in accordance with Section 6.5.

                              4.1.          Corporate.

(a)              Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)              Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                              4.2.          Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally or (ii) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                              4.3.          No Brokers or Finders. Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

                              4.4.          No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto nor the consummation by the Buyer of the transactions contemplated hereby and thereby (a) will conflict with or violate any term or provision of the charter, bylaws or similar organizational documents of the Buyer, (b) will violate any applicable Law or Order of any Governmental Entity to which Buyer or any of its assets or properties is subject, or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or under, any term or provision of any material Contract or material license to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

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                              4.5.          No Litigation. There is no Litigation pending or, to Buyer’s knowledge, threatened against Buyer in respect of the consummation of the transactions contemplated hereby.

               5.            COVENANTS

                              5.1.          Post-Closing Access to Information; Cooperation.

(a)              Access to Information. After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the Business and the assets, Liabilities or operations of the Companies, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose, including in connection with the transactions contemplated hereby. Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Governmental Entity that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data reasonably relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, each Party agrees, for a period of seven (7) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 5.1(a) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have thirty (30) days after such offer to agree in writing to take possession thereof.

(b)              Cooperation. Each Party shall reasonably cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Section 5.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) the transactions contemplated by this Agreement or (B) any fact or condition relating to the Companies’ assets or the Business. Such cooperation shall include making reasonably available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the reasonably relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to reasonably assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such reasonable action as the requesting Party reasonably requests in connection with such matter. The requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs directly relating to such cooperation of such Party and any of the cooperating Party’s employees and representatives who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 6). The Buyer and the Sellers agree, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and the Sellers further agree, as and to the extent reasonably requested by the other Party, to provide such other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder (if any).

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                              5.2.          Tax Matters.

(a)              Tax Returns Filed Before Closing . Between the date of this Agreement and the Closing Date, the Sellers shall file, or cause each Company to file, on a timely basis, all Tax Returns that are required to be filed by such Company on or prior to the Closing Date (taking into account any extensions of time to file). The Sellers shall allow Buyer to review and comment on any Tax Return prepared pursuant to this Section 5.2(a) at any time during the fifteen (15) day period immediately preceding the filing of such Tax Return and shall consider in good faith any reasonable comments made by Buyer.

(b)              Other Tax Returns.

(i)               Except as provided for in Section 5.2(j) with respect to Tax Returns for Transfer Taxes, Sellers shall prepare all Tax Returns for each Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including any Tax Returns of a Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). For purposes of this Section 5.2(b), in the case of any Taxes for a Straddle Period that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the Pre-Closing Tax Period shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Recent Balance Sheet; provided, however, that all exemptions, allowances, or deductions for the entire Tax period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period. Any credits relating to a Tax period that begins on or before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

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(ii)              Sellers shall determine the portion of the Taxes shown as due on each such Tax Return described in this Section 5.2(b) that is allocable to a Pre-Closing Tax Period, which determination shall be set forth in a statement (the “Statement”). Sellers shall present a draft of such Tax Returns and any related Statement to the Buyer for review at least sixty (60) days before the date on which such Tax Returns are required to be filed (taking into account any extensions of time to file). Failure of the Buyer to object to such Tax Returns within thirty (30) days of receipt thereof shall constitute consent thereto. Buyer and Sellers shall undertake in good faith to resolve any issues raised in any objection prior to the due date (including any extension thereof) for filing such Tax Returns and mutually to consent to the filing of such Tax Returns and to agree on the determination to be set forth in any Statement related thereto, in which case the information and total amount of Taxes shown to be due on such agreed Tax Returns and any such agreed Statement shall be final and binding on the parties hereto absent manifest error. In the event Buyer and Sellers are unable to resolve any dispute concerning such Tax Returns and any such Statement by the earlier of (A) seven (7) calendar days after the date of Seller’s receipt of written notice from Buyer setting forth Buyer’s proposed resolution of such dispute, or (B) seven (7) calendar days prior to the due date for filing of such Tax Returns in question (including any extension thereof), Buyer and Sellers shall submit all such disputes to the CPA Firm for resolution. Buyer and Sellers shall jointly instruct the CPA Firm that it shall (i) review only the matters that were properly included in such dispute and which remain in dispute, and (ii) make its determination in accordance with the requirements of law and applicable Company past practice. In any case where a disputed item has not been resolved (either by mutual agreement of the parties hereto or by a determination of the CPA Firm) prior to the due date (including any extension thereof) for filing such Tax Returns, then Sellers may resolve such item as they shall determine in their sole discretion and Buyer shall arrange for the signing and timely filing of such Tax Returns and cause the applicable Company to timely pay any Taxes that are payable in respect of such Tax Returns; provided, however, that if any position taken by Sellers with respect to any such disputed item results in the imposition of penalties that are not successfully challenged, such penalties shall be deemed to have arisen in the Pre-Closing Tax Period. Notwithstanding the filing of such Tax Returns, (x) the CPA Firm shall make a determination with respect to any such disputed item, and (y) the amount of Taxes determined to be due with respect to such Tax Returns and determined to be properly set forth on any Statement related to such Tax Returns, shall be the amount of Taxes that would have been due on such Tax Returns and the amount of Taxes that would be properly set forth on such Statement related to such Tax Returns, respectively, after giving effect to the CPA Firm’s determination. Any fees, costs, and expenses of the CPA Firm incurred pursuant to this Section 5.2(b) shall be borne by the Parties pursuant to the terms of Section 2.4(f)(iii) of this Agreement.

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(c)              Contests of Tax, Additional Taxes and Refunds. Buyer shall allow the Seller Representative and its counsel to participate, at the Sellers’ sole expense, in any audit, appeal, hearing, litigation, contest, assessment, refund claim or other proceeding with respect to any Tax Return described in Sections 5.2(a) and 5.2(b) (a “Tax Audit”). Buyer shall not settle any Tax Audit if such settlement would give rise to an obligation of the Sellers to indemnify Buyer or would otherwise adversely affect the Sellers (as determined by the Seller Representative in its reasonable discretion) unless the Seller Representative consents, which consent shall not be unreasonably conditioned, delayed or withheld. In the event of any conflict between the provisions of this Section 5.2(c) and Section 6.3(b), this Section 5.2(c) shall control. Except to the extent reflected as an asset on the Final Closing Balance Sheet, any Tax refund, credit or similar benefit (excluding any refund or credit attributable to any loss in a taxable period (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a taxable period (or portion of a Straddle Period) ending on or before the Closing Date), including any interest paid or credited by a Governmental Entity with respect thereto, relating to taxable periods (or portions thereof) of any Company that end on or before the Closing Date (a “Tax Refund”) shall be for the sole benefit of the Sellers. To the extent that Buyer or any of its Affiliates (including any Company) receives or utilizes any Tax Refund, Buyer shall pay to the Seller Representative (on behalf of Sellers) such Tax Refund (after reduction by the amount of any Tax imposed on Buyer or the Companies as a result of the receipt of the refund or credit) within five (5) Business Days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. The Parties agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 5.2(b). Buyer shall, upon request, permit the Seller Representative to participate in the prosecution of any Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of the Seller Representative, which consent may not be unreasonably withheld, conditioned, or delayed.

(d)              Actions Prior to Closing. During the period beginning on the date of this Agreement and ending on the Closing Date, without the prior written consent of Buyer no Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date.

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(e)              Section 338(h)(10) Election. If Buyer provides written notice to the Seller Representative (within one hundred twenty (120) days after the Closing Date) that Buyer desires an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax Law) (collectively, a “§338(h)(10) Election”) with respect to the purchase and sale of the shares of a Group 1 Company, then the Sellers shall timely join with Buyer in making the §338(h)(10) Election with respect to such Company. In the event that a §338(h)(10) Election is made with respect to a Group 1 Company:

(i)               With respect to any Pre-Closing Tax Period, the Sellers shall pay any Tax attributable to the making of the §338(h)(10) Election; and

(ii)              Buyer and Sellers shall exchange completed and executed copies of (i) IRS Form 8023 and required schedules thereto and (ii) to the extent required, any similar forms with respect to state, local or foreign Taxes.

(f)               Allocation of Purchase Price; Determination of Additional Amounts.

(i)               Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to the Seller Representative a proposed allocation schedule (“Proposed Allocation Schedule”) consistent with the principles described in Schedule 5.2(f). The Proposed Allocation Schedule shall include Buyer’s determination of the Additional Amounts with respect to any payments under Sections 2.2(a), 2.2(b), or 2.2(c) in respect of a Group 1 Company for which a §338(h)(10) Election is made or in respect of S&B, and shall allocate the Purchase Price (not including the Earn-Out Payments and Additional Amounts relating to the Earn-Out Payments), and the liabilities of the Companies, among (1) the assets owned by the Group 2 Companies, (2) the assets owned by S&B, (3) the assets owned by the Group 1 Companies for which a §338(h)(10) Election is sought by Buyer, and (4) the Equity Interests of the Group 1 Companies for which for which a §338(h)(10) Election is not sought by Buyer. In the case of any Group 1 Company for which a §338(h)(10) Election is sought by Buyer, the Proposed Allocation Schedule shall reflect an allocation of the “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) and the “adjusted gross-up basis” (as defined in Treas. Reg. §1.338-5) among the assets of such Group 1 Company. The Seller Representative shall promptly provide to Buyer any information that is reasonably requested by Buyer in connection with the determination of the Additional Amounts or the allocation of the Purchase Price.

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(ii)              The Seller Representative shall have thirty (30) days to review and respond to the Proposed Allocation Schedule. If the Seller Representative determines that the Proposed Allocation Schedule has not been prepared in accordance with the principles described in Schedule 5.2(f) or otherwise objects to the Proposed Allocation Schedule, then the Seller Representative shall inform Buyer on or before the last day of such thirty (30) day period by delivering written notice to Buyer (the “Allocation Schedule Objection”). If no Allocation Schedule Objection is delivered to Buyer within such thirty (30) day period, then the Sellers shall be deemed to have accepted the Proposed Allocation Schedule. If an Allocation Schedule Objection is delivered to Buyer, then Buyer shall have fifteen (15) days to review and respond to the Allocation Schedule Objection by delivering written notice to the Seller Representative specifying the scope of its disagreement with the information contained in it. If no such written notice is delivered to the Seller Representative within such fifteen (15) day period, then Buyer shall be deemed to have accepted the Allocation Schedule Objection. If Buyer delivers a written notice to the Seller Representative in response to an Allocation Schedule Objection, then Buyer and the Seller Representative shall promptly meet (in Person, by telephone or otherwise) and attempt in good faith to resolve any dispute or disagreement relating to the Proposed Allocation Schedule (the “Allocation Schedule Dispute”).

(iii)             If Buyer and the Seller Representative are unable to resolve the Allocation Schedule Dispute within thirty (30) days following the delivery of an Allocation Schedule Objection to Buyer, then, within fifteen (15) days after the end of that 30-day period, Buyer or the Seller Representative may elect to have the Allocation Schedule Dispute resolved by the CPA Firm, with the fees for such CPA Firm to be apportioned equally between Buyer, on the one hand, and the Sellers, on the other hand. The CPA Firm shall resolve the dispute by the ninetieth (90th) day following the delivery of the Allocation Schedule Objection. If neither Buyer nor the Seller Representative so elects to have the Allocation Schedule Dispute resolved by the CPA Firm, then the Seller Representative shall be deemed to have accepted the resolution of the Allocation Schedule Dispute in favor of Buyer. The allocation schedule and determination of Additional Amounts, as agreed to by Buyer and the Seller Representative or as revised by the CPA Firm, shall be the final determination of the allocation schedule and Additional Amounts (the “Final Allocation Schedule”).

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(iv)             Consistent with the principles of Schedule 5.2(f), within sixty (60) days after each Earn-Out Payment, Buyer shall prepare an allocation of such payment (and any Additional Amount relating to such Earn-Out Payment) among the assets of the Companies (or, in the case of a Group 1 Company for which for which a §338(h)(10) Election is not sought by Buyer, the Equity Interests of the Company) which allocation shall be consistent with the Final Allocation Schedule, and shall provide a copy of such allocation to the Seller Representative.

(v)              The Parties agree not to take any position in any Tax Return or proceeding inconsistent with the Final Allocation Schedule (or with an allocation relating to the Earn-Out Payments as described in Section 5.2(f)(iv)) for Tax reporting purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar state law) to the contrary.

(g)              S Corp Election. The Group 1 Companies and the Sellers shall not revoke any Group 1 Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Group 1 Companies and the Sellers shall not take or allow any action that would result in the termination (on or prior to the Closing Date) of any Group 1 Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. S&B and the Sellers shall not revoke S&B’s election to be taxed as a qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code. S&B and the Sellers shall not take or allow any action that would result in the termination (on or prior to the Closing Date) of S&B’s status as a validly electing qualified subchapter S subsidiary as defined in Section 1361(b)(3)(B) of the Code. Schwartz & Benjamin Holdings Trust and the other Sellers shall not revoke Schwartz & Benjamin Holdings Trust’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Schwartz & Benjamin Holdings Trust and the other Sellers shall not take or allow any action that would result in the termination (on or prior to the Closing Date) of Schwartz & Benjamin Holdings Trust’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(h)              Group 2 Companies. For U.S. federal income Tax purposes, the Parties agree that Buyer shall be treated (under Rev. Rul. 99-6) as acquiring the assets of each Group 2 Company following a deemed liquidation distribution of these assets by the Group 2 Company to the Sellers who own Equity Interests in that Company, but such Sellers shall be treated as selling their Equity Interests in the Group 2 Company to Buyer.

(i)               Certain Tax Actions. Buyer shall not, and shall not cause or permit any Company to, (i) make, change or revoke any Tax election or deemed Tax election that has any retroactive effect in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date, (ii) grant an extension of any applicable statute of limitations that relates to a Pre-Closing Tax Period, (iii) amend or cause to be amended any Tax Return of any Company that relates to a Pre-Closing Tax Period, or (iv) cause a Company to take any action on the Closing Date after the Closing that is outside the ordinary course of business of such Company, in each case without the prior written consent of the Seller Representative, which consent may not be unreasonably withheld, conditioned, or delayed.

(j)               Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers; provided, however, that Buyer shall bear one hundred percent (100%) of all Transfer Taxes that are incurred solely as a result of a §338(h)(10) Election. Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and the Seller Representative shall, and shall cause Sellers to, cooperate with Buyer in the preparation and filing of all such Tax Returns and other documentation. Buyer shall deliver any Tax Returns prepared in accordance with the preceding sentence to the Seller Representative at least forty-five (45) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file), and Buyer shall consider any reasonable comments provided by the Seller Representative prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file).

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                              5.3.          Further Assurances. From time to time after the date of this Agreement, upon the reasonable request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may be reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

                              5.4.          Directors and Officers.

(a)              Subject to Section 5.4(d) below, from and after the Closing, the Companies shall, and Buyer shall cause the Companies to, to the fullest extent that the Companies would have been permitted under applicable Law (i) indemnify and hold harmless each present and former director, officer and employee of each of the Companies (collectively, the “Company Indemnified Parties”) in a manner substantially similar to that provided for in the organizational documents of the applicable Company as in effect immediately prior to the Closing that have been provided to Buyer prior to the Closing (the “Organizational Documents”) and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Buyer pursuant to this Section 5.4 if and to the extent provided for in the Organizational Documents of the applicable Company; provided, however, that (notwithstanding anything to the contrary in the Organizational Documents of the applicable Company) the Company Indemnified Party to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents, and pursuant to this Section 5.4.

(b)              In the event Buyer or any of the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such Company, as applicable, shall assume the obligations set forth in this Section 5.4.

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(c)              The terms and provisions of this Section 5.4 are intended to be in addition to the rights otherwise available to the Companies’ Indemnified Parties by applicable Law and under the Companies’ respective governing documents, and shall operate for the benefit of, and shall be enforceable by, the Companies’ Indemnified Parties and keep their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 5.4 and each of whom is bound by this Section 5.4.

(d)              Notwithstanding anything to the contrary in this Section 5.4 or in any Organizational Document, (i) no Seller Indemnified Party shall be entitled to seek indemnification under this Section 5.4 for any matter for which a Buyer Indemnified Party is entitled to indemnification from a Seller pursuant to Article 6 hereof; (ii) this Section 5.4 shall not apply to claims brought by or on behalf of the Sellers and (iii) this Section 5.4 shall not apply to claims relating to acts or omissions that involve bad faith, fraud or intentional misconduct or for any transaction from which the Company Indemnified Party has or will personally receive a benefit in money, property, or services to which he or she is not legally entitled.

(e)              Prior to the Closing, the Companies shall have obtained an extended reporting period also referred to as tail or runoff coverage under the Employment Practices Liability insurance policy at coverage levels currently in place for those Persons who are covered by the Companies’ Employment Practices Liability insurance policy on the date hereof (the “Tail Policy”) by (a) maintaining such insurance of the Companies with respect to actions or omissions prior to the Closing for a duration of no less than six (6) years after the Closing Date and/or (b) by purchasing a “tail” policy with respect thereto for no less than six (6) years after the Closing Date. The Seller Representative has provided a copy of such tail or runoff coverage to Buyer prior to Closing. The Companies and the Buyer shall each pay fifty percent (50%) of the Tail Policy premium, underwriting fee and any other expense or fees payable in connection with obtaining the Tail Policy.

                              5.5.          Executive Payments. The Sellers shall cause any Executive Payments which are the obligation of the Companies or the Sellers to be paid by the Companies prior to Closing.

                              5.6.          Noncompetition. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for the period commencing on the Closing Date and lasting three (3) years after the end of the Earn-Out Period (the “Non-Compete Period”), the Sellers shall not, and the Sellers shall cause their respective Affiliates not to, directly or indirectly, without the express prior written approval of Buyer:

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                              (a)             own or control, whether as shareholder, member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with, whether as an officer, employee, consultant or otherwise, any Competitor of the Business as it is conducted as of the Closing Date, or to the Knowledge of the Companies, as planned or anticipated as of the Closing Date;

                              (b)            consult with, advise or assist in any way, whether or not for consideration, any Competitor of the Business as it is conducted as of the Closing Date, or, to the Knowledge of the Companies, as planned or anticipated as of the Closing Date, including advertising the products or services of any such Competitor, soliciting customers or loaning money or rendering any other form of financial assistance to any such Competitor;

                              (c)             hire any of Steve Shapiro, Daniel Schwartz or Barbara Schwartz;

                              (d)            solicit employment or engagement as an independent contractor to, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for Buyer and/or any of its Affiliates, including the Companies, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including the Companies) for a period of twelve (12) consecutive months; provided, however, that any general solicitation not specifically targeted to any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for the Buyer and/or any of its Affiliates, including the Companies, shall not be deemed a violation of this clause (d);

                              (e)             induce or attempt to persuade any current customer of or current provider to any Company to terminate or reduce its business relationship with such Company;

                              (f)             solicit, induce or encourage (including by making any negative or disparaging statements or communications regarding any Company, Buyer, their respective Affiliates, or their respective businesses) any client, customer, supplier, licensor or licensee or any other Person who is actually known by such Seller to have a business relationship with any Company, Buyer, their respective Affiliates, or their respective businesses, to terminate or modify any such relationship or to divert or attempt to divert any such Persons or accounts of such Company to himself, herself or itself or any other Person other than the Companies;

                              (g)            voluntarily publish or communicate anything disparaging about any of the Companies, Buyer, their respective Affiliates, or their respective officers or directors;

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provided, however, (i) that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market; (ii) that following the end of the second (2nd) anniversary of the end of the Earn-Out Period, Barbara Schwartz shall be permitted to be employed by or compensated by, or consult, advise or assist in any way, with, whether as an employee, consultant or otherwise, and whether or not for compensation, any Person, regardless of the restrictions set forth in this Section 5.6; and (iii) that if Daniel Schwartz’s or Barbara Schwartz’s employment with Schwartz & Benjamin, Inc. is terminated (A) by Schwartz & Benjamin, Inc., as applicable, without Cause (as defined in the applicable Employment Agreement) or (B) by Daniel Schwartz or Barbara Schwartz, as applicable, for Good Reason (as defined in the applicable Employment Agreement), the Non-Compete Period for Daniel Schwartz and Barbara Schwartz, as applicable, shall terminate (x) three (3) years from the date of such termination or (y) in the case of the activities described in (ii) above for Barbara Schwartz, two (2) years from the date of such termination. The geographic scope of this covenant not to compete shall extend to the United States and any other country in which the Companies conduct the Business as of the Closing Date, or as the Companies, to the Knowledge of the Companies, plan or anticipate conducting the Business as of the Closing Date. Buyer may sell, assign, or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or any material portion of the Business only if such Person expressly assumes in writing for the benefit of the Sellers all of the obligations of Buyer under Section 2.2(e) and Section 5.8. Recognizing the specialized nature of the Business, the Sellers acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

                              5.7.          Employee Matters.

(a)              Prior to the Closing Date, the Companies shall take all actions and do all things necessary to terminate the B.D.S., Inc. Profit Sharing Plan (the “Profit Sharing Plan”), and any other Employee Plan/Agreement that is intended to be qualified under Section 401 of the Code, with the actual effective date of such termination to be effective no later than the date immediately preceding the Closing Date.

(b)              For a period of not less than one (1) year following the Closing Date, Buyer shall, and shall cause the Companies to, provide each employee of the Companies immediately prior to the Effective Time who remains in the employment of the Companies (each, a “Continuing Employee” and collectively, the “Continuing Employees”) with compensation and employee and fringe benefits that are no less favorable in the aggregate to such Continuing Employee than the compensation and employee and fringe benefits provided to such Continuing Employee immediately prior to the Closing Date (excluding except as set forth in Section 5.7(c), any options, equity, phantom equity, incentive compensation, defined benefit pension benefits, retiree medical benefits, non-performance based bonus compensation or similar rights granted to such employees prior to the Closing Date).

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(c)              From and after the Closing Date, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, the Companies or any of their respective ERISA Affiliates (each, a “Buyer Benefit Plan”), Buyer shall, and shall cause the Companies to, use commercially reasonable efforts to cause each Continuing Employee to receive service credit for service with the Companies to the same extent such service credit was granted under the Employee Plans/Agreements (other than for purposes of benefit accrual under a defined benefit plan) immediately prior to the Closing Date. Buyer shall, and shall cause the Companies to, use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions exclusions, actively at work requirements, waiting periods and insurability requirements with respect to participation and coverage requirements applicable to the Continuing Employees (and any dependents or beneficiaries thereof) under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect under any Employee Plans/Agreement that is a welfare benefit plan, and that have not been satisfied by such Continuing Employees as of the Closing Date, and (ii) cause any co-payments, deductibles and other out-of-pocket expenses incurred by a Continuing Employee during the plan year that includes the Closing Date to be taken into account for purposes of satisfying all deductible, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents under any comparable Buyer Benefit Plan for the applicable plan year of such Buyer Benefit Plan, as if such amounts had been paid in accordance with such Buyer Benefit Plan. For the remainder of calendar year 2016, Buyer shall cause the Companies to honor all vacation and sick days accrued as of Closing by Continuing Employees. Such accrued vacation and sick days may be used by Continuing Employees during the remainder of calendar year 2016 in accordance with the terms of the Companies’ Employee Handbook. Notwithstanding anything herein to the contrary, Buyer shall cause the Companies to pay (i) up to six hundred five thousand nine hundred fifty eight dollars ($605,958) in severance obligations in the amounts and to those Persons set forth on a spreadsheet previously delivered to the Buyer in the Counsel Email and (ii) those stay bonuses under the plans, policies, programs and arrangements of the Companies immediately prior to the Closing Date as disclosed on Schedule 5.7(c).

(d)              To the extent permitted by the terms of the Buyer Benefit Plan designated by Buyer to receive rollovers from the Profit Sharing Plan, each Continuing Employee who was a participant in a Profit Sharing Plan as of the date immediately prior to the Closing Date may voluntarily roll over his or her vested account in the Profit Sharing Plan, including any participant loan that is not in default status at the time it is rolled over, to such designated Buyer Benefits Plan. Buyer and the Companies shall use commercially reasonable efforts to effect such rollovers in a manner that does not result in the recognition of taxable income to the Continuing Employees, and shall take, or shall cause the Profit Sharing Plan and the designated Buyer Benefit Plan, as applicable, to take, any actions that are reasonably necessary to effect such rollovers.

(e)              The Companies anticipate the Profit Sharing Plan may receive a recovery or settlement payment from the Bernard L. Madoff Investment Securities LLC Liquidation Proceeding (the “Madoff Settlement”). If, following the Closing Date, Buyer or any Company receives such a recovery or settlement payment on behalf of the Profit Sharing Plan, it shall contribute any allocation of the Madoff Settlement received on behalf of a Continuing Employee who is employed by Buyer or any Company on the date such Madoff Settlement proceeds are received to the account established on such Continuing Employee's behalf under the Buyer Benefit Plan designated by Buyer to receive such amounts. If Buyer or any Company receives Madoff Settlement funds on behalf of a Profit Sharing Plan participant who is not employed by Buyer or any Company as of the date such Madoff Settlement funds are received, and who does not as of such date have an account under the Buyer Benefit Plan designated by Buyer, Buyer shall cause such funds to be contributed to an individual retirement account (IRA) established by Buyer on such Profit Sharing Plan participant's behalf to hold such Profit Sharing Plan participant’s allocation of Madoff Settlement funds. Any costs incurred as a result of Buyer’s compliance with this Section 5.7(e) shall be at Sellers’ expense and the Sellers shall cooperate with, and assist, Buyer in connection with Buyer’s compliance with this Section 5.7(e). For purposes of this Section 5.7(e), any Madoff Settlement proceeds received by ARS Partnership, as a creditor in the Madoff Settlement and on behalf of the Profit Sharing Plan, shall be deemed to be received by any Company.

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(f)               No current or former employee, director or individual independent contractor of the Companies, or any individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement. Nothing contained in this Section 5.7 or otherwise in this Agreement, express or implied, is intended to confer upon any Continuing Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or the right to employment or continued employment with Buyer, the Companies, or any of its or their subsidiaries or Affiliates for any period by reason of this Agreement. No provision of this Section 5.7 constitutes an employment agreement or an amendment to or adoption of any Buyer Benefit Plan or shall alter or limit the ability of the Buyer, the Companies or any of its or their subsidiaries or Affiliates to amend, modify or terminate any Buyer Benefit Plan, Employee Plan/Agreement, or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of any such plan, program, agreement or arrangement and applicable Laws. Subject to the terms of this Agreement, following the Effective Time, nothing contained in this Section 5.7 shall interfere with the Buyer, the Companies, or any of their Subsidiaries’ or Affiliates’ right to terminate the employment or service of any employee for any reason.

                              5.8.          Operation of the Business During the Earn-Out Period.

(a)              During the Earn-Out Period, Buyer:

(i)               shall maintain separate books and records for the Business and maintain and operate the Business as a separate and distinct division or subsidiary of Buyer, in order to facilitate, among other things, the calculation of EBITDA as contemplated hereby;

(ii)              shall not take any action (1) with the intention of reducing EBITDA for the Earn-Out Period or (2) with the primary effect of reducing EBITDA for the Earn-Out Period without any legitimate business purpose; and

(iii)             shall use reasonable efforts to ensure that the Business has capital adequate for its existing operations.

(b)              Buyer hereby covenants and agrees, that upon a Change of Control or the Sale of the Business prior to the expiration of the Earn-Out Period and the payment of the Earn-Out Payment to the Sellers, Buyer shall cause any Person acquiring Buyer or the Business, as applicable, pursuant to such Change of Control or Sale of the Business to expressly assume in writing for the benefit of the Sellers all of the obligations of Buyer under Section 2.2(e), Section 2.4, Section 5.7, and this Section 5.8 hereof.

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                              5.9.          Confidential Information. After the Closing, the Sellers shall not, and the Sellers shall cause their respective Affiliates not to, directly or indirectly, (a) use any Confidential Information for any purpose except in connection with any employment or consulting arrangement between any Seller and Buyer or any of its Affiliates (including the Companies) in accordance with the terms of and in within the scope of such arrangements, (b) disclose any Confidential Information to any Person other than Buyer or its Affiliates (including the Companies), (c) keep or make copies of any documents, records or property containing any Confidential Information or (d) assist any other Person in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between any Seller and Buyer or any of its Affiliates (including the Companies) or except to the extent explicitly requested in writing by Buyer. Notwithstanding the foregoing, a Seller may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable Law, provided that such Seller (i) provides Buyer with prior written notice thereof, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any Confidential Information so disclosed. Nothing in this Agreement reduces any obligation of the Sellers to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition. If, at any time after the Closing, any Seller discovers that he or she is in possession of any records containing any Confidential Information, then the discovering Seller shall immediately deliver such records to Buyer. No Seller shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

                              5.10.       Further Agreements. In the event that New Century Footwear, Inc. (“New Century”) or any Seller owns or otherwise possesses as of the Closing any assets, which are currently used, or have ever been used, in the Business, each Seller agrees to transfer such assets, or cause such assets to be transferred, to the Companies at the direction of Buyer as soon as reasonably practicable after discovery of such assets. On or after the Closing, if any Seller or New Century receives any checks or other funds on account of or in respect of the Business, then the Seller shall not, and cause New Century not to, cash such checks or deposit such funds into New Century’s account or such Seller’s account, and such Seller shall or cause New Century to promptly forward such checks or funds to Buyer (properly endorsed for deposit by Buyer).

               6.            INDEMNIFICATION

                              6.1.          By the Sellers. Upon the terms and subject to the conditions set forth in this Article 6, the Sellers shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including the Companies after the Closing), and their respective shareholders, members, managers, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of any Company or any Seller contained in or made pursuant to this Agreement (ignoring, for purposes of determining the amount of Claims with respect thereto, any “materiality”, “Material Adverse Effect”, or similar qualifier set forth in such representation or warranty); (b) any breach of any covenant of any Company or any Seller contained in or made pursuant to this Agreement; (c) any Tax of any Company for a Pre-Closing Tax Period; provided, however, that Sellers shall have no liability with respect to any Tax (i) to the extent such Tax is reflected in the reserve for Tax liability shown on the Final Closing Balance Sheet, (ii) arising as a result of any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (iii) arising as a result of any breach by the Buyer of Section 5.2(i) hereof, or (iv) which is a Transfer Tax that is Buyer’s obligation pursuant to Section 5.2(j) hereof; (d) any unpaid Funded Indebtedness that remains outstanding following the Closing; (e) any unpaid Company Transaction Expenses that remains outstanding following the Closing; and (f) any matters or items set forth on Schedule 6.1.

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                              6.2.          By Buyer. Upon the terms and subject to the conditions set forth in this Article 6, Buyer shall indemnify and hold harmless the Sellers and their Affiliates, and their respective shareholders, members, managers, directors, officers, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (ignoring, for purposes of determining the amount of Claims with respect thereto, any “materiality”, “Material Adverse Effect”, or similar qualifier set forth in such representation or warranty); and (b) any breach of any covenant of Buyer contained in or made pursuant to this Agreement.

                              6.3.          Indemnification of Third Party Claims. The following provisions shall apply to any Claim that is brought, made, filed or instituted by a third party or the making of any claim or demand by any third party, in each case, including any Governmental Entity (each, a “Third Party Claim”):

(a)              Notice. The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall, after receiving written notice of a Third Party Claim, give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice of such Third Party Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or demand (taking into account the information then available to the Indemnified Party) and an estimate of the amount of Claims with respect to such Claim or demand if such an estimate is reasonably determinable. Failure to give notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 6, except to the extent the Indemnifying Party is materially prejudiced thereby, it being agreed that notices for Claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Article 6 for such representation, warranty, covenant or agreement and that such notice shall preserve any such claim despite the subsequent expiration of such survival period.

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(b)              Defense. The Indemnifying Party shall be entitled to undertake and control the defense, compromise and/or settlement of the Third Party Claim by representatives chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, subject to the terms, limitations and conditions of this Article 6, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith, subject to the terms, limitations and conditions of this Article 6. If the Indemnifying Party undertakes the defense of the Third Party Claim, then the Indemnified Party shall have the right to reasonably participate in the defense of the Third Party Claim at its own expense. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith pursuant to this Section 6.3(b), the Indemnified Party (i) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party and (ii) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim.

(c)              Failure to Defend. If the Indemnifying Party, within thirty (30) days, or earlier if reasonable under the circumstances, after notice of the Third Party Claim, fails to notify the Indemnified Party that it will defend the Third Party Claim or fails to defend the Third Party Claim actively and in good faith as described in Section 6.3(b), then the Indemnified Party shall (upon written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim and in the event it is finally determined by a court of competent jurisdiction that the claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article 6, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable fees and expenses of counsel). Notwithstanding the preceding sentence, if the Indemnified Party undertakes the defense, compromise or settlement of the Third Party Claim, the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and its own expense and the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in the defense of the Third Party Claims. Unless otherwise provided in this Article 6, none of the Indemnified Party or Indemnifying Party shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnified Party or Indemnifying Party, as applicable, not to be unreasonably withheld, conditioned or delayed unless such settlement results in no monetary or other obligations on the Indemnifying Parties.

(d)              Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 6, (i) if there is a reasonable probability that any Third Party Claim may affect the Indemnified Party other than as a result of money damages or other money payments, including without limitation where equitable relief is sought or where the Third Party Claim involves a major customer, licensor, licensee or major supplier of the Indemnified Party, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim without waiver of its rights against the Indemnifying Party and (ii) the Indemnifying Party shall not settle or compromise, or consent to the entry of judgment with respect to, any Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Third Party Claim without the prior written consent of the Indemnified Party. Notwithstanding the preceding sentence, if the Indemnified Party undertakes the defense, compromise or settlement of the Third Party Claim, the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense and the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in the defense of the Third Party Claim.

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                              6.4.          Payment

(a)              Subject to subsections (b) and (c) below, the Indemnifying Party shall promptly pay, or cause the Escrow Agent to pay (as applicable), the Indemnified Party any amount due under this Article 6, by wire transfer of immediately available funds. Subject to subsections (b) and (c) below, upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay (or cause the Escrow Agent to pay, as applicable) promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment, an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person or entity that made the Third Party Claim.

(b)              Pursuant to the terms of the Escrow Agreement, Buyer and the Seller Representative shall give joint written instructions to the Escrow Agent to release from the Escrow Account and deliver to the accounts specified by the Seller Representative on the date that is one (1) Business Day following the eighteen (18) month anniversary of the Closing Date (the “Release Date”), the sum of (X) the then remaining funds in the Escrow Account; less (Y) the aggregate amount of any Claims made pursuant to Section 6.1 which have not been finally settled or are otherwise pending prior to the Release Date plus (Z) all interest accrued on the then remaining funds in the Escrow Account.

(c)              Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that any amounts determined to be payable to any Buyer Indemnified Party by the Sellers pursuant to this Article 6 (except with respect to any Claims arising out of Section 2.2(c) which Buyer can pursue directly from the Sellers or can choose to recover from the Escrow Amount, in Buyer’s sole discretion) shall be paid (i) first from the Escrow Amount until the Escrow Amount is reduced to zero or until Claims made pursuant to this Article 6 and/or Section 2.2(c) reach the Escrow Amount, even if such Claims are pending, and then (ii) by the Sellers, provided that, if the Sellers have not paid the Buyer any amount due and payable pursuant to this Article 6 within twenty (20) days of final judgment, determination, settlement or compromise of any Claim, in the Buyer’s sole and absolute discretion, the Buyer may elect that any such amounts be paid by set-off against any Earn-Out Payment that is, or otherwise will be, due and payable to the Sellers pursuant to Section 2.2(e).

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                              6.5.          Limitations on Indemnification. Except for any willful or intentional breach or misrepresentation or fraud, as to which claims may be brought without limitation as to time or amount:

(a)              Time Limitation. No claim or action shall be brought under Section 6.1(a) for breach of a representation or warranty after the lapse of eighteen (18) months after the Closing Date. Notwithstanding the foregoing or any other provision of this Agreement:

(i)               Any claim or action brought for breach of any representation or warranty made in or pursuant to Sections 3.1(b) and (f), 3.2, 3.3, 3.6, 3.25, 4.1(b), 4.2 and 4.3 (together, the “Fundamental Representations”) may be brought at any time until the date that is thirty (30) days after the underlying obligation is barred by the applicable period of limitation under Laws relating thereto (or, if no such period exists, indefinitely).

(ii)              Any claim or action made by an Indemnified Party by providing the Indemnifying Party with written notice of an alleged breach of a representation or warranty prior to the expiration of the survival period for such claim or action shall be preserved despite the subsequent expiration of such survival period.

(iii)             If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty and such claims have different periods of survival hereunder, then the expiration of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)              Threshold Limitation. Except with respect to claims for breaches of Fundamental Representations (as to which the limitations in this Section 6.5(b) shall not apply), an Indemnified Party shall not be entitled to indemnification under Section 6.1(a) for breaches of representations and/or warranties unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 6 for breaches of representations and/or warranties (but for this Section 6.5(b)) exceeds One Hundred Twenty Five Thousand Dollars ($125,000) (the “Basket”); at which point the Indemnifying Party shall satisfy all such indemnification obligations minus 50% of the Basket; provided, however, that the Indemnifying Party and its Affiliates in any event shall have no liability hereunder to an Indemnified Party and its Affiliates for any Claims under Section 6.1(a) for breaches of representations and/or warranties that individually total less than Five Thousand Dollars ($5,000) (“De Minimis Losses”), provided, further, however, that all De Minimis Losses shall count towards the Basket, and, upon exceeding the Basket, the Indemnifying Party shall be responsible for such Basket (including the De Minimis Losses counted therein) in accordance with and subject to the limitations set forth in this Article 6.

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(c)              Aggregate Amount Limitation. Except with respect to claims for breaches of Fundamental Representations (as to which the limitation in this Section 6.5(c) shall not apply), the aggregate amount of all Claims actually paid by an Indemnified Party under Section 6.1(a) for breaches of representations and/or warranties shall not exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000). Notwithstanding anything herein to the contrary, each Seller’s maximum aggregate amount of all Claims actually paid by the Sellers shall not exceed the sum of payments actually received by the Sellers in the aggregate.

(d)              Additional Limitations. The amount of any Claim subject to indemnification pursuant to this Article 6 shall be:

(i)               calculated net of any amounts received by any Indemnified Party under insurance policies with respect to such Claims (reduced by the amount of costs incurred in procuring such recoveries and by the amount of any Income Tax payable by the Indemnified Party in respect of such recovery); and

(ii)              reduced to the extent such Loss (or any part thereof) was taken into account in the determination of the Final Closing Net Working Capital.

                              6.6.          Purchase Price Adjustment. Any payment by Buyer or the Sellers under this Article 6 will be treated for Tax purposes as an adjustment to the consideration hereunder for the Equity Interests.

                              6.7.          Sole and Exclusive Remedy. From and after the Closing, in the absence of fraud or any willful or intentional breach or misrepresentation, and subject to Section 8.15, the indemnification terms set forth in this Article 6 shall constitute the sole and exclusive monetary remedy of the Parties, the Indemnified Parties and their respective Affiliates for any and all Claims or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder (including any common law or statutory rights or remedies for environmental, health or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the Parties hereby agree that no Party (and no Indemnified Party) shall have any monetary remedy or monetary recourse with respect to any of the foregoing other than as expressly set forth in this Article 6 (and subject to the limitations and terms set forth in this Article 6). The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

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               7.            CLOSING

                              7.1.          Closing Date; Location. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 500 Woodward Avenue, Suite 2700, Detroit, Michigan (or remotely via the electronic exchange of closing deliveries), at 10:00 a.m., local time on the date hereof (the “Closing Date”). The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the Closing Date, and such time and date is referred to as the “Effective Time.”

                              7.2.          Documents to be Delivered by the Companies and the Sellers. At the Closing, the Companies and the Sellers shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)              Stock Certificates. A stock certificate or certificates representing the Equity Interests, if applicable, duly endorsed for transfer or with duly executed stock powers attached.

(b)              Escrow Agreement. The Escrow Agreement, duly executed by the Seller Representative.

(c)              General Releases. General releases, in form and substance reasonably acceptable to Buyer and the Sellers, releasing Buyer and its Affiliates (including, for this purpose, the Companies) and their respective shareholders, managers, members, directors, officers, employees, agents and other representatives from all Claims relating to acts or omissions occurring prior to the Closing.

(d)              Incumbency Certificate. Incumbency certificates relating to each Person executing any document executed and delivered to Buyer pursuant hereto, in form and substance reasonably satisfactory to Buyer and the Sellers.

(e)              Certified Charter. A copy of the charter of each Company, certified as of a recent date by the appropriate Governmental Entity of the jurisdiction of incorporation or formation of such Company.

(f)               Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of each Company, certified by the secretary or an authorized signatory thereof.

(g)              Certified Resolutions. A copy of the resolutions or certificates of trust, as applicable, of the Boards of Directors, Trustees and/or Managers, as applicable, of each Company and each Seller that is not an individual, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by such Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an authorized signatory thereof.

(h)              Good Standing Certificate. A Certificate of Good Standing for each Company, issued as of a recent date by the appropriate Governmental Entity of the State of incorporation or formation for each such Company.

(i)               Payoff Letters. Customary payoff letters related to the Funded Indebtedness.

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(j)               Lien Releases. Evidence of the release of all Liens (other than Permitted Liens).

(k)              Employment Agreements. Each of Jake Schwartz, Steve Shapiro, Daniel Schwartz and Barbara Schwartz shall have delivered executed employment agreements with the applicable Company (each individually, an “Employment Agreement” and collectively, the “Employment Agreements”), in the form and substance acceptable to Buyer, the Sellers, and each of Jake Schwartz, Steve Shapiro, Daniel Schwartz and Barbara Schwartz, as applicable.

(l)               Resignations. The resignation of Daniel Schwartz as the President of Schwartz & Benjamin, Inc. and B.D.S., Inc., each effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer and the Sellers, duly executed by such Persons.

(m)             Consents to Assignment. Such consents to assignment, notices, waivers and similar instruments set forth on Schedule 7.2(m), in form and substance reasonably satisfactory to Buyer and the Sellers.

(n)              FIRPTA Certificates. Statements, signed by each Seller under penalties of perjury, in form reasonably satisfactory to Buyer and dated no earlier than twenty (20) days prior to the Closing Date, certifying that the respective Seller is not a “foreign person” (within the meaning of Section 1445 of the Code).

(o)              Intellectual Property Assignment. Evidence in form and substance reasonably satisfactory to Buyer that all Company Trade Rights that are not currently owned by the Companies have been assigned to S&B and such assignments have been recorded with the appropriate Governmental Entities.

(p)              Minute Books and Stock Records. The original minute books, stock records and similar organizational documents of each Company.

(q)              Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

                              7.3.          Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver: to the Escrow Agent, the Escrow Amount; to the accounts designated in writing by the Seller Representative for the benefit of the Sellers the cash payment required by Section 2.2(b); and to the Seller Representative, the following documents, in each case duly executed or otherwise in proper form:

(a)              Escrow Agreement. The Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

(b)              Incumbency Certificate. Incumbency certificates relating to each Person executing any document executed and delivered to the Seller Representative pursuant hereto, in form and substance reasonably satisfactory to the Seller Representative.

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(c)              Certified Resolutions. A copy of the meeting minutes or resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

(d)              Employment Agreements. Each of the Employment Agreements.

(e)              Other Documents. All other documents, instruments or writings required to be delivered to the Seller Representative at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as the Seller Representative may reasonably request.

               8.            MISCELLANEOUS

                              8.1.          Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of Buyer and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may, in the reasonable judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Parties shall reasonably cooperate to prepare a joint press release to be issued on the Closing Date, and (b) the Companies and the Sellers shall provide Buyer reasonable access to, and reasonably facilitate meetings with, employees of the Companies for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes (provided that, in any event, the Parties will take all available actions to maintain such confidentiality) and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

                              8.2.          Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of Buyer and the Seller Representative, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Buyer may assign any of its rights or obligation under this Agreement to any of its Affiliates without the prior written consent of the Seller Representative; provided further, however, that any such assignment shall not relieve Buyer of any of the obligations set forth in this Agreement.

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                              8.3.          Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, beneficiaries, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with Buyer or any of its Affiliates (including, for this purpose, the Companies) other than Section 5.4, Article 6 and this Section 8.3 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). For the avoidance of doubt, with respect to the Sellers, the term “permitted successors” as used herein, shall include, without limitation, any Seller Trust to the extent all or any portion of the Purchase Price is transferred thereto.

                              8.4.          Law Governing Agreement; Consent to Jurisdiction; No Jury Trial. This Agreement shall be governed by the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party stipulates that any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (each, a “Dispute”) shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of New York, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each Party waives any right to trial by jury with respect to any Dispute.

                              8.5.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                              8.6.          Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by Buyer and the Seller Representative.

                              8.7.          Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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                              8.8.          Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by facsimile transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)               If to Buyer or to any Company, to:

Steven Madden, Ltd.

52-16 Barnett Ave.

Long Island City, NY 11104

Attention: Edward R. Rosenfeld

Facsimile: (718) 308-8993

(with a copy to)

Foley & Lardner LLP

500 Woodward Ave., Suite 2700

Detroit, MI 48226

Attention: John Simon and Gjina Lucaj

Facsimile: (313) 234-2800

(ii)              If to the Sellers or the Seller Representative, to:

Daniel Schwartz

1 Quinby Ridge Rd.

Armonk, NY 10504

Facsimile: (212) 974-0609

(with a copy to)

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention: Catherine B. Gardner

Facsimile: (212) 938-2867

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

                              8.9.          Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

(a)              Expenses to be Paid by the Sellers. The Sellers, jointly and severally, shall pay each of the following (none of which shall constitute a Liability payable by the Companies or Buyer):

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(i)               all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by any Company or the Sellers, or their directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof; and

(ii)              all fees and expenses of the Companies (prior to the Closing) and the Sellers’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b)              Expenses to be Paid by Buyer. Buyer shall pay each of the following (none of which shall constitute a Liability payable by the Sellers):

(i)               all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof; and

(ii)              all fees and expenses of Buyer’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                              8.10.       Seller Representative.

(a)              Daniel Schwartz as Seller Representative is hereby designated as the agent of the Sellers with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder on behalf of the Sellers, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Sellers, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Seller Representative. Without limiting the generality of the foregoing, such powers and authority shall include, without limitation, acting in the name of and on behalf of the Sellers with respect to:

(i)             the execution, delivery, receipt and acceptance of delivery of, such notices, releases, instruments and other documents as the Seller Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;

(ii)            providing the calculations contemplated by Article 2 of this Agreement;

(iii)           the investigation, prosecution, defense and/or settlement of any claims pursuant to Article 6 of this Agreement, or otherwise related to this Agreement or the transactions contemplated hereby; and

(iv)          authorizing disbursements from the Escrow Account;

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(v)           making all decisions in connection with any amendment to this Agreement, the Escrow Agreement or any other document related to the transactions contemplated by this Agreement.

(b)              Each Seller, for itself and its successors and assigns, together with, in the case of any Seller that is an individual, his heirs and personal representatives, and in the case of any Seller that is a trust, its trustee and its beneficiaries, hereby constitutes and appoints the Seller Representative as its attorney-in-fact, with full power of substitution, with full power and authority to perform any action described above in the foregoing provisions or this Section 8.10, it being understood that the foregoing power of attorney shall be deemed to be coupled with an interest and shall survive the death, incapacity, liquidation, dissolution or other termination of an Seller.

(c)              All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to the Seller Representative pursuant to this Section 8.10 shall be final, conclusive and binding upon all Sellers. The power and authority of the Seller Representative, as described in this Agreement shall continue in full force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed.

(d)              Buyer, its Affiliates and, after the Closing, the Companies shall be entitled to rely conclusively on the instructions, decisions and actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement or otherwise, and Buyer, its Affiliates and, after the Closing, the Companies are hereby released and relieved from any liability to any Person for (a) any acts or omissions by any of them in accordance with any instructions (including payment instructions), decisions or acts of the Seller Representative and (b) any instructions, decisions or actions of the Seller Representative in all matters in which action by the Seller Representative is required or permitted, or otherwise contemplated to be taken by, the Seller Representative under this Agreement or otherwise.

                              8.11.       Entire Agreement. This Agreement (including the exhibits and schedules attached hereto, including the Disclosure Schedules) and the Counsel Email supersede all prior agreements (including the Letter of Intent, dated September 28, 2016, as amended or supplemented from time to time) among the Parties, and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement and the Counsel Email.

                              8.12.       Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                              8.13.       No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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                              8.14.       Acknowledgment of Buyer. THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS IN ARTICLE 3 AND IN ANY ANCILLARY DOCUMENT OR CERTIFICATE (INCLUDING THE COUNSEL EMAIL), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANIES AND THE SELLERS AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT OR CERTIFICATE) FORM THE BASIS OF ANY CLAIM AGAINST THE COMPANIES, ITS SUBSIDIARIES OR ANY OF ITS ADVISORS, AFFILIATES OR THE SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO.

                              8.15.       Specific Enforcement. Notwithstanding anything to the contrary in this Agreement, each of the Parties hereto acknowledges and agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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                              8.16.       Waiver of Conflicts. It is acknowledged by each of the Parties that Sellers, the Seller Representative and their equityholders (and their respective Affiliates) have retained Brown Rudnick LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including the Companies after the Closing Date) and the Seller Representative, Sellers or any of their respective Affiliates, Sellers’ Counsel may represent the Seller Representative, Sellers or any of their respective Affiliates in such dispute even though the interests of the Seller Representative, Sellers or any of their respective Affiliates may be directly adverse to Buyer or any of its Affiliates (including the Companies after the Closing Date) and even though Sellers’ Counsel may have represented the Companies in a matter substantially related to such dispute, and Buyer and its Affiliates (including the Companies after the Closing Date) hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Buyer further agrees that, as to all pre-Closing communications among Sellers’ Counsel, the Companies and any equityholder of any of the Companies solely to the extent related to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege with respect to such pre-Closing communications belong to the Seller Representative, Sellers and their respective Affiliates, as applicable, and may be controlled by the Seller Representative, Sellers and their respective Affiliates and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Companies after the Closing Date); provided, that the foregoing shall in no event limit or otherwise affect Buyer’s or any of the Companies’ right to assert any attorney-client privilege or any other rights to any evidentiary privilege with respect to any such communications against any Person other than any Sellers and their respective Affiliates prior to the Closing. Buyer, on behalf of itself and its Affiliates (including the Companies after the Closing Date) shall not be entitled to waive such privilege except with the prior written consent of the Seller Representative.

                              8.17.       Interpretive Provisions. For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation,” respectively, (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, (d) the phrases “made available to Buyer” or “delivered to Buyer” or words of similar import shall mean uploaded to the virtual data room prepared in connection with this Agreement and the transactions contemplated hereby, with full access to Buyer and (e) the term “Knowledge” when used in the phrases, “to the Companies Knowledge”, “to the Knowledge of the Companies” or “the Company has no knowledge” or words of similar import shall mean, the actual knowledge, assuming that each such Person has made due inquiry, of any of the following Daniel Schwartz, Loran Wurdeman, Steve Shapiro and Barbara Schwartz. Unless the context otherwise requires, references in this Agreement: (A) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules, Counsel Email and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

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                              8.18.       Definitions. For purposes of this Agreement, capitalized terms used but not defined in the context of the Section in which such terms first appear have the following respective meanings:

(a)              “§338(h)(10) Election” has the meaning set forth in Section 5.2(e).

(b)              “Accounting Principles” has the meaning set forth in Section 2.4(a).

(c)              “Additional Amount” means, with respect to a payment under Sections 2.2(a), 2.2(b), 2.2(c), or 2.2(e) in respect of a Group 1 Company for which a §338(h)(10) Election is made or in respect of S&B, the amount necessary to cause the after-Tax net proceeds received by the shareholders of each Company (or, in the case of S&B, the beneficiaries of Schwartz & Benjamin Holdings Trust) with respect to such payment (including any Additional Amounts with respect to such payments) to be equal to the after-Tax net proceeds that the shareholders would have received with respect to such payment had the §338(h)(10) Election not been made or the equity of Schwartz & Benjamin Holdings Trust had been sold, as applicable. In determining the Additional Amount, the following assumptions shall be made: (i) each shareholder shall be assumed to be an individual residing in the State of New York, and shall be assumed to be subject to the highest applicable rates of federal income Tax and any income Tax imposed by that State; (ii) each shareholder or beneficiary, as applicable, shall be assumed to have no items of income, gain, deduction, loss, or credits other than those items that are attributable to the sale of the shares of the particular Company; and (iii) Schwartz & Benjamin Holdings Trust shall be assumed to qualify at all times as a S corporation within the meaning of Sections 1361 and 1362 of the Code.

(d)              “Affiliate” means, (i) with respect to any Person or entity, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or entity or the power to direct or cause the direction of the management and policies of such Person or entity, whether through ownership of voting securities, by contract or otherwise; (ii) with respect to any natural Person, in addition to the foregoing, any spouse or family members living in the same household of such specified Person; and (iii) with respect to a trust, in addition to the foregoing, any settlor, grantor, donor, beneficiary, and trustees of such trust. For the avoidance of doubt, the term “Affiliate” shall include any trust (x) created by any Seller, and/or his or her spouse, as settler, grantor, donor or otherwise, (y) under which such Seller and/or his or her spouse has contributed assets, or (z) which the Seller and/or his or her spouse or children, is, was, or will be a beneficiary of (each a “Seller Trust”).

(e)              “Agreement” has the meaning set forth in the preamble to this Agreement.

(f)               “Allocation Schedule Dispute” has the meaning set forth in Section 5.2(f)(ii).

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(g)              “Allocation Schedule Objection” has the meaning set forth in Section 5.2(f)(ii).

(h)              “Annual Recoupment Amount” has the meaning set forth in Section 2.2(e).

(i)               “Anticorruption Laws” has the meaning set forth in Section 3.12(d).

(j)               “Anti-Money Laundering Laws” has the meaning set forth in Section 3.12(f).

(k)              “BA Lines” has the meaning set forth in Section 2.2(e).

(l)               “Balance Sheet” has the meaning set forth in Section 2.4(a).

(m)             “Balance Sheet Dispute” has the meaning set forth in Section 2.4(f)(i).

(n)              “Balance Sheet Objection” has the meaning set forth in Section 2.4(d) \* MERGEFORMAT .

(o)              “Basket” has the meaning set forth in Section 6.5(b).

(p)              “Business” has the meaning set forth in the recitals of this Agreement.

(q)              “Business Day” means any day except a Saturday, Sunday or other date on which banking institutions located in the State of New York are authorized by Law or Order to close.

(r)               “Buyer” has the meaning set forth in the preamble of this Agreement.

(s)              “Buyer Benefit Plan” has the meaning set forth in Section 5.7(c).

(t)               “Buyer Indemnified Parties” has the meaning set forth in Section 6.1.

(u)              “Cash” means, without duplication, cash and cash equivalents and investment accounts as of the date of determination, (i) less the amounts of any unpaid checks, drafts and wire transfers issued or outstanding on or prior to the date of determination, (ii) less the amounts of any unpaid checks, drafts and wire transfers issued or outstanding on or prior to the date of determination, (iii) less any cash held in any account maintained outside of the United States, and (iv) plus the amounts of any checks, drafts and wire transfers received by any Company but not yet deposited as of the date of determination, to the extent the corresponding account(s) receivable has been adjusted accordingly.

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(v)              “Change of Control” means (i) the acquisition by any “Person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions (other than an offering of Buyer’s securities to the general public through a registration statement filed with the Securities and Exchange Commission), by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, greater than 50% of the total voting power of the securities of Buyer or any direct or indirect parent thereof outstanding immediately after such acquisition; (ii) consummation of a reorganization, merger or consolidation of Buyer or any direct or indirect parent thereof with any Person other than an affiliate of Buyer (a “Business Combination”), in each case, in which the shareholders of Buyer or such Affiliate, as the case may be, retain, directly or indirectly, less than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Buyer or all or substantially all of Buyer’s assets either directly or through one or more subsidiaries), or (iii) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Buyer and its subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

(w)             “Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

(x)               “Closing” has the meaning set forth in Section 7.1.

(y)              “Closing Cash” means Cash of the Companies as of the Effective Time.

(z)               “Closing Date” has the meaning set forth in Section 7.1.

(aa)             “Code” means the Internal Revenue Code of 1986, as amended.

(bb)            “Company” and “Companies” have the meaning set forth in the preamble of this Agreement.

(cc)             “Company Indemnified Parties” has the meaning set forth in Section 5.4.

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(dd)            “Company Insurance Policies” has the meaning set forth in Section 3.14.

(ee)             “Company Trade Rights” means all of the Companies’ worldwide rights in, to and under Trade Rights used in the Business.

(ff)              “Company Transaction Expenses” means all (i) fees and expenses of the Companies’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby, (ii) the Executive Payments and (iii) fifty percent (50%) of the Tail Policy premium, underwriting fee and any other expense or fees payable in connection with obtaining the Tail Policy.

(gg)            “Competitor” means any Person that now or hereafter engages in or attempts to engage in any aspect of the Business as it is conducted as of the Closing Date or, to the Knowledge of the Companies, planned or anticipated to be conducted as of the Closing Date.

(hh)            “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which any Seller has knowledge as a result of his or her participation in, or direct or indirect beneficial ownership of, any Company, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (i) that now or hereafter is in the public domain by means other than disclosure after the date hereof by any Seller in breach of this Agreement, (ii) is received from an independent third party after the Closing Date who was not known to the Sellers after making reasonable inquiries to be bound by a duty of confidentiality, or (iii) was independently developed by any Seller after the Closing Date without breach of its obligations hereunder.

(ii)               “Continuing Employees” has the meaning set forth in Section 5.7(b).

(jj)               “Contracts” means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

(kk)             “Counsel Email” means that certain email dated January 30, 2017 from Sellers’ Counsel to Buyer’s counsel.

(ll)               “CPA Firm” has the meaning set forth in Section 2.4(f)(ii).

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(mm)           “Current Assets” means the combined consolidated current assets of the Companies consisting of the line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be which are expressly set forth on Schedule 2.4, in each case subject to the principles set forth in Section 2.4.

(nn)            “Current Liabilities” means the combined consolidated current Liabilities of the Companies consisting of the line items of the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be which are expressly set forth on Schedule 2.4, in each case subject to the principles set forth in Section 2.4.

(oo)            “Customs Laws” has the meaning set forth in Section 3.12(g).

(pp)            “De Minimis Losses” has the meaning set forth in Section 6.5(b).

(qq)            “Direct Services” shall mean information technology services, finance and accounting services, human resources services and logistics services, which includes import, traffic, warehouse administration and customs administration services.

(rr)              “Disclosure Schedule” has the meaning set forth in Article 3.

(ss)             “Dispute” has the meaning set forth in Section 8.4.

(tt)              “Earn-Out” has the meaning set forth in Section 2.2(e).

(uu)            “Earn-Out Payment” has the meaning set forth in Section 2.2(e).

(vv)            “Earn-Out Period” has the meaning set forth in Section 2.2(e).

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(ww)           “EBITDA” shall mean the consolidated net income of the Companies, plus the sum of interest expenses, any income tax expense, depreciation and amortization, calculated as if the Companies were being operated as separate and independent corporations, in each case determined in accordance with GAAP as consistently applied by the Companies prior to Closing. In computing EBITDA, (i) the Companies will be charged for the actual cost, without mark-up, of Direct Services provided to the Companies by Buyer; provided, however, that in no event shall the amount charged by Buyer for a specific Direct Service constitute a higher percentage of the Companies’ sales than such Direct Service constituted in the four fiscal quarters prior to Closing, and provided, further, that the Companies will not be charged any allocation of Buyer’s corporate overhead expenses, management fees, compensation to management of Buyer, other than Direct Services as provided in (i) above; (ii) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets), provided, however, that in no case shall the write-off of bad debts (as determined by the Companies’ accounting firm) be deemed an extraordinary loss; (iii) no income or expense shall be included in respect of any gains or losses as a result of changes in the balance of the liability recorded in relation to Earn Out payments under SFAS 141(R) - Business Combinations as of subsequent reporting periods; (iv) EBITDA shall not include any gains, losses or profits realized from the sale, exchange or other disposition of any assets other than in the ordinary course of business consistent with past practice; (v) no deduction shall be made for any expenses, losses or charges, including any legal, accounting or consulting fees and expenses, or litigation costs, arising out of, or incurred directly or indirectly in connection with, this Agreement or the transactions contemplated hereby; (vi) no deduction shall be made for any expenses, losses or charges, including any legal, accounting or consulting fees and expenses, or litigation costs, arising out of, or incurred in connection with any integration or consolidation of the Companies following the Closing; (vii) no deduction shall be made for any employee termination or other costs arising out of the consolidation of services or facilities or other rationalization of the Business after Closing, including, without limitation, any reduction in staff (including severance expenses) or the closure of any Facility, provided that, for clarity, deductions shall be made for Executive Payments and payments under the Employment Agreements; (ix) EBITDA shall be computed to eliminate any adverse effect of any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Business by Buyer; (x) EBITDA shall be computed to eliminate any adverse effect of any expenses directly or indirectly incurred in connection with the financing of the acquisition of the Companies or any refinancing of such indebtedness; (xi) EBITDA shall be computed to eliminate any adverse effect of any fees, expenses or costs payable in connection with the issuance of equity interests of Buyer or any affiliate thereof; other than in connection with any issuances by Buyer or its affiliates to any employee of Buyer or any affiliate, including the Companies; (xii) no deduction shall be made for any compensation, including bonuses and incentives, of any Person who is engaged to provide any of the services previously provided by Daniel Schwartz or Barbara Schwartz, as applicable, if Daniel Schwartz’s or Barbara Schwartz’s employment with Schwartz & Benjamin, Inc. is terminated (A) by Schwartz & Benjamin, Inc., as applicable, without Cause (as defined in the applicable Employment Agreement) or (B) by Daniel Schwartz or Barbara Schwartz, as applicable, for Good Reason (as defined in the applicable Employment Agreement); (xiii) no deduction shall be made for any compensation, including bonuses and incentives, in excess of Five Hundred Thousand Dollars ($500,000) of any Person who is engaged to provide any of the services previously provided by Daniel Schwartz or Barbara Schwartz, as applicable, if Daniel Schwartz’s or Barbara Schwartz’s employment with Schwartz & Benjamin, Inc. is terminated by Schwartz & Benjamin, Inc., as applicable, due to death or disability pursuant to the applicable Employment Agreement; (xiv) no deduction shall be made for any amounts payable by Schwartz & Benjamin, Inc. pursuant to that certain Two Attorney Stipulation of Settlement order Index No. 77164/2016 in the Civil Court of the City of New York, County of New York dated on or about November 9, 2016 by and between VNO LF 50 West 507th Street LLC and its counsel and Schwartz & Benjamin, Inc. and its counsel (the “Rent Stipulation”); and (xv) no deduction shall be made for any Additional Royalty (as defined in the Kate Spade Agreement) paid pursuant to Section 2(v) of the Kate Spade Agreement.

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(xx)             “Effective Time” has the meaning set forth in Section 7.1.

(yy)            “Employee Plans/Agreements” has the meaning set forth in Section 3.18(a).

(zz)             “Employment Agreements” has the meaning set forth in Section 7.2(k).

(aaa)          “Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(bbb)         “Equity Interests” has the meaning set forth in the recitals of this Agreement.

(ccc)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ddd)         “ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which any Company is a member, an unincorporated trade or business under common control with any Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which any Company is a member.

(eee)          “Escrow Account” has the meaning set forth in Section 2.2(a).

(fff)            “Escrow Agent” means JPMorgan Chase Bank, NA.

(ggg)         “Escrow Agreement” has the meaning set forth in Section 2.2(a).

(hhh)         “Escrow Amount” has the meaning set forth in Section 2.2(a).

(iii)             “Estimated 2016 Incentive Compensation Amount” means the aggregate amount payable to the Persons set forth on Schedule 8.18(eee)(iii).

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(jjj)             “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

(kkk)          “Estimated Closing Cash” has the meaning set forth in Section 2.2(c).

(lll)             “Estimated Company Transaction Expenses” has the meaning set forth in Section 2.2(c).

(mmm)       “Estimated Funded Indebtedness” has the meaning set forth in Section 2.2(c).

(nnn)                “Estimated Net Working Capital Adjustment Amount” (which may be a positive or negative number) means an amount equal to the Net Working Capital set forth on the Estimated Closing Balance Sheet less the Target Net Working Capital.

(ooo)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ppp)         “Executive Payment” means, except as listed on Schedule 8.18(ppp), any bonus, change of control, or deferred compensation payment or other amount (including all withholding and other payroll Taxes required to be paid by the employee or any Company) due and payable to any employee of any Company by any Company, Buyer or any Seller as a result of the acquisition of the Equity Interests, whether payable prior to, on or after the Closing, including, without limitation, the Final 2016 Incentive Compensation Amount.

(qqq)         “Export Control Laws” has the meaning set forth in Section 3.12(e).

(rrr)            “Facilities” has the meaning set forth in the recitals of this Agreement.

(sss)          “Final 2016 Incentive Compensation Amount” has the meaning set forth in Section 2.2(c).

(ttt)            “Final Closing Balance Sheet” has the meaning set forth in Section 2.4(g).

(uuu)         “Final Closing Cash” has the meaning set forth in Section 2.2(c).

(vvv)         “Final Closing Net Working Capital” means the Net Working Capital as reflected on the Final Closing Balance Sheet.

(www)       “Final Allocation Schedule” has the meaning set forth in Section 5.2(f)(iii).

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(xxx)           “Financial Statements” has the meaning set forth in Section 3.5(a).

(yyy)         “Fundamental Representations” has the meaning set forth in Section 6.5(a)(i).

(zzz)           “Funded Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property (excluding Inventory) or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets (other than Permitted Liens), (vi) any distributions, loans or advances payable to any of such Person’s Affiliates, shareholders or partners as of the Closing which are not paid at Closing, (vii) all obligations of the Companies in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit (other than those letters of credit set forth on Schedule 8.18(zzz) that have not been draw upon), (viii) all obligations under derivative, hedging, swap, foreign exchange or similar instruments, (ix) in respect of any obligations of the type referred to in the foregoing clauses of any Person (A) for the payment of which the Companies are responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and/or (B) that is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Companies (other than Permitted Liens), and (x) any accrued interest, prepayment penalties and premiums on any of the foregoing. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any indebtedness or other obligation of a Company or any Subsidiary thereof to any other Company or any Subsidiary thereof or any indebtedness or other obligation included in the calculation of Net Working Capital but only to the extent so included.

(aaaa)        “GAAP” has the meaning set forth in Section 2.4(a).

(bbbb)       “Governmental Entities” has the meaning set forth in Section 3.4.

(cccc)        “Group 1 Company” means B.D.S., Inc., a Delaware corporation.

(dddd)       “Group 2 Company” means each of Quinby Ridge Enterprises LLC, a Delaware limited liability company, and DANIELBARBARA ENTERPRISES LLC, a New York limited liability company.

(eeee)        “Indemnified Party” or “Indemnifying Party” has the meaning set forth in Section 6.3(a).

(ffff)           “Initial Purchase Price” has the meaning set forth in Section 2.2(b).

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(gggg)       “Inventory” means all of the Companies’ inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the Companies), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

(hhhh)       “IRS” means the Internal Revenue Service.

(iiii)            “Kate Spade Agreement” means that certain Consent and Sixth Amendment to the Agreement, dated as of December 28, 2016, by and between Kate Spade, LLC and Quinby Ridge Enterprises, LLC.

(jjjj)            “Knowledge” has the meaning set forth in Section 8.17.

(kkkk)        “Laws” has the meaning set forth in Section 3.4.

(llll)            “Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

(mmmm)    “Licenses” has the meaning set forth in Section 3.12(b).

(nnnn)       “Liens” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

(oooo)       “Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

(pppp)       “Madoff Settlement” has the meaning set forth in Section 5.7(e).

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(qqqq)       “Material Adverse Effect” means (a) any change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, condition, business, operations, financial condition or results of operations of the Companies, taken as a whole; provided, however, that no change, event, occurrence or development to the extent arising from or attributable to any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) the negotiation, execution and delivery, public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof on the relationships of the Companies with customers, suppliers, distributors, consultants, employees or independent contractors with whom any Company has any relationship; (ii) any changes to conditions generally affecting the industries in which the Companies operate or participate; (iii) any changes in financial, banking or securities markets (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, limitation on prices for, any security or market index) or the economy in general; (iv) the taking or omission of any action expressly required to be taken or not taken by this Agreement, or otherwise taken at the request or with the consent of Buyer after the date hereof in accordance with this Agreement; (v) any change in GAAP or applicable Laws (or any interpretation thereof) after the date hereof; (vi) any effects of weather, meteorological events or other natural disasters, acts of God, calamities, acts of war or terrorism, or changes in national or international political or social conditions, or (vii) any failure by any Seller or any Company to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (vii) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition) but in the case of clauses (a)(ii), (iii), (iv), (v),  (vi) and (vii), only to the extent that such change, event, occurrence or development described in such clauses, do not materially disproportionately affect the Companies, taken as a whole, relative to other similarly situated industry participants; or (b) any event, occurrence or circumstance that would reasonably be expected to prevent the performance by Sellers or their Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

(rrrr)           “Material Contract(s)” has the meaning set forth in Section 3.15.

(ssss)        “Net Working Capital” means an amount in U.S. Dollars equal to the total book value of the Current Assets (excluding Cash) minus the total book value of the Current Liabilities, in each case, as reflected on the Estimated Closing Balance Sheet, the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, all in accordance with Section 2.4 and calculated as set forth on Schedule 2.4.

(tttt)           “Net Working Capital Adjustment Amount” (which may be a positive or negative number) means an amount equal to the Final Closing Net Working Capital less the Target Net Working Capital.

(uuuu)       “New Century” has the meaning set forth in Section 5.10.

(vvvv)       “Non-Compete Period” has the meaning set forth in Section 5.6.

(wwww)    “Orders” has the meaning set forth in Section 3.4.

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(xxxx)          “Organizational Documents” has the meaning set forth in Section 5.4(a).

(yyyy)       “Party” or “Parties” means Buyer, the Companies, the Sellers and/or the Seller Representative, as the case may be.

(zzzz)          “Permitted Liens” means (a) all landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, in each case, incurred in the ordinary course of business consistent with past practices for amounts that are not delinquent or otherwise due, unless being contested in good faith by appropriate proceedings and, in each case, to the extent an accrual or reserve therefor is included in the Final Closing Net Working Capital; (b) all pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, to the extent an accrual or reserve therefor is included in the Final Closing Net Working Capital; (c) encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records that would not reasonably be expected to result in a material diminution in the value of such property; (d) with respect to the Leased Real Property, easements, covenants, rights of way, zoning ordinances and similar encumbrances which do not, individual or in the aggregate, materially impair the current use, occupancy or value of the property subject thereto; (e) encumbrances arising under or created by any Material Contract (other than as a result of a breach or default by any Seller or any Company under such Material Contract); and (f) all other encumbrances or other imperfections of title which are set forth on Schedule 8.18(pppp)(zzzz).

(aaaaa)      “Permitted Tax Liens” means liens for (i) current Taxes or assessments not yet due and payable or (ii) Taxes being contested in good faith by appropriate proceedings (and that have been sufficiently reflected or reserved against on the face of the Financial Statements).

(bbbbb)     “Person” means any natural Person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

(ccccc)       “Pre-Closing Tax Period” means any period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(ddddd)     “Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.4(c).

(eeeee)       “Profit Sharing Plan” has the meaning set forth in Section 5.7(a).

(fffff)          “Products” means all products currently or previously sold by any Company, or by any predecessor of any Company, or that have borne a trademark of any Company.

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(ggggg)      “Proposed Allocation Schedule” has the meaning set forth in Section 5.2(f)(i).

(hhhhh)      “Purchase Price” has the meaning set forth in Section 2.1.

(iiiii)             “Real Property” has the meaning set forth in Section 3.13(c)(ii).

(jjjjj)             “Real Property Lease” has the meaning set forth in Section 3.13(c)(ii).

(kkkkk)        “Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

(lllll)             “Release Date” has the meaning set forth in Section 6.4(b).

(mmmmm)   “Rent Stipulation” has the meaning set forth in Section 8.18(ww).

(nnnnn)      “S&B” means Schwartz & Benjamin, Inc., a New York corporation.

(ooooo)      “Sale of the Business” means the sale or transfer of all or substantially all of the assets of the Business to any Person.

(ppppp)      “Schedule” has the meaning set forth in Article 3.

(qqqqq)      “Seller” has the meaning set forth in the preamble of this Agreement.

(rrrrr)           “Seller Indemnified Parties” has the meaning set forth in Section 6.2.

(sssss)        “Seller Representative” has the meaning set forth in the preamble of this Agreement.

(ttttt)           “Sellers’ Counsel” has the meaning set forth in Section 8.16.

(uuuuu)      “Statement” has the meaning set forth in Section 5.2(b)(ii).

(vvvvv)      “Straddle Period” has the meaning set forth in Section 5.2(b)(i).

(wwwww)   “Tail Policy” has the meaning set forth in Section 5.4(e).

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(xxxxx)        “Target Net Working Capital” means Eleven Million Seven Hundred Seventy Five Thousand Six Hundred Eighteen Dollars ($11,775,618).

(yyyyy)    “Tax” means any federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

(zzzzz)        “Tax Audit” has the meaning set forth in Section 5.2(c).

(aaaaaa)    “Tax Refund” has the meaning set forth in Section 5.2(c).

(bbbbbb)  “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(cccccc)    “Third Party Claim” has the meaning set forth in Section 6.3.

(dddddd)  “Trade Rights” means all rights in the following, in any jurisdiction in the world: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all Contracts granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) domain names and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrights; and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

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(eeeeee)    “Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow, real property or leasehold interest transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

(ffffff)        “Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is now prohibited, limited or regulated by or under any Environmental Law.

[The next page is the signature page.]

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               IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Equity Purchase Agreement as of the day and year first written above.

BUYER

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name: Edward R. Rosenfeld
Its: Chief Executive Officer

COMPANIES

Schwartz & Benjamin, Inc.

By:	/s/ Daniel L. Schwartz
Name: Daniel L. Schwartz
Its: Chief Executive Officer

B.D.S., Inc.

By:	/s/ Daniel L. Schwartz
Name: Daniel L. Schwartz
Its: Chief Executive Officer

Quinby Ridge Enterprises LLC

By:	/s/ Daniel L. Schwartz
Name: Daniel L. Schwartz
Its: Chief Executive Officer

DANIELBARBARA ENTERPRISES LLC

By:	/s/ Daniel L. Schwartz
Name: Daniel L. Schwartz
Its: Chief Executive Officer

SELLERS

Schwartz & Benjamin Trust

By:	/s/ Daniel L. Schwartz
Daniel L. Schwartz, Trustee

DANIEL L. SCHWARTZ

/s/ Daniel L. Schwartz

BARBARA SCHWARTZ

/s/ Barbara Schwartz

Jake Schwartz Trust under the Daniel Schwartz 2000 Trust Agreement dated May 1, 2000

By:	/s/ Barbara Schwartz
Barbara Schwartz, Trustee

Natalie Schwartz Trust under the Daniel Schwartz 2000 Trust Agreement dated May 1, 2000

By:	/s/ Barbara Schwartz
Barbara Schwartz, Trustee

SELLER REPRESENTATIVE

DANIEL L. SCHWARTZ

/s/ Daniel L. Schwartz